UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A INFORMATION

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Exchange Act of 1934 (Amendment No.        )

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FIRST INTERSTATE BANCSYSTEM, INC.

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FIRST INTERSTATE BANCSYSTEM, INC.

401 North 31st Street

P.O. Box 30918

Billings, Montana 59116-0918

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

OF FIRST INTERSTATE BANCSYSTEM, INC.

To Be Held on Wednesday, May 25, 2016

at 4:00 p.m., Mountain Daylight Time

NOTICE IS HEREBY GIVEN that the 2016 Annual Meeting of Shareholders of First Interstate BancSystem, Inc. will be held at First Interstate Bank, Operations Center, 1800 Sixth Avenue North, Billings, Montana, on Wednesday, May 25, 2016, at 4:00 p.m., Mountain Daylight Time, for the following purposes:

1.	To elect five directors to serve three-year terms, or until their respective successors have been elected and appointed;
2.	To ratify the appointment of RSM US, LLP as our independent registered public accounting firm for the year ending December 31, 2016; and
3.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only shareholders of record as of the close of business on March 18, 2016 are entitled to notice of and to vote at the annual meeting and any adjournments or postponements thereof.

YOUR VOTE IS IMPORTANT TO US.  Whether or not you plan to attend the annual meeting, we urge you to vote. Registered holders may vote:

•	By internet - access http://www.voteproxy.com and follow the on-screen instructions;
•	By telephone - call 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 in foreign countries from any touch-tone telephone and follow the instructions;
•	By mail - sign, date and mail your proxy card in the envelope provided as soon as possible; or,
•	In person - vote your shares in person by attending the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

James R. Scott

Chairman of the Board of Directors

Billings, Montana

April 4, 2016

Annual Meeting Information

Time and Date:	4:00 p.m. Mountain Daylight Time, Wednesday, May 25, 2016

Place:	First Interstate Bank Operations Center
1800 Sixth Avenue North
Billings, Montana 59101

Record Date:	Close of business on March 18, 2016

Voting:

Shareholders of record as of the record date are entitled to vote. Each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to five votes on all matters submitted to a vote of shareholders.

Attendance:

If you plan to attend the Annual Meeting in person, you must bring the Notice of Internet Availability of Proxy Materials. If your shares are not registered in your name, you will need a legal proxy, account statement or other documentation confirming your First Interstate BancSystem, Inc. holdings from the broker, bank or other institution that holds your shares. You will also need a valid, government-issued picture identification that matches your Notice of Internet Availability of Proxy Materials, legal proxy or other confirming documentation.

Agenda and Voting Recommendations

Proposal	Description	Board Recommendation

1	Election of Five Directors	“FOR” each nominee

2	Ratification of Appointment of Independent Registered Public Accounting Firm	“FOR”

REVIEW YOUR PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:

VIA THE INTERNET	BY MAIL
Visit the website listed on your proxy card	Sign, date and return your proxy card in the enclosed envelope

BY TELEPHONE	IN PERSON
Call the telephone number on your proxy card	Attend the Annual Meeting in Billings

When we refer to the “Company,” “we,” “our,” and “us” in this proxy statement, we mean First Interstate BancSystem, Inc. and our consolidated subsidiaries, unless the context indicates that we refer only to the parent company, First Interstate BancSystem, Inc. When we refer to the “Bank” in this proxy statement, we mean First Interstate Bank, our bank subsidiary.

EXECUTIVE SUMMARY

Commitment to Good Corporate Governance

We have structured our corporate governance program to promote the long-term interests of shareholders, strengthen the accountability of our Board of Directors (“Board”) and management and help build public trust in the Company. Highlights include:

  Separation of the chairman and chief executive officer roles

  Appointment of a lead independent director

  Independent directors serve as chairs of our Audit, Governance & Nominating and Compensation Committees

  Regular executive sessions of independent directors

  Annual Board and committee self-evaluations

  Stock ownership guidelines for directors and named executive officers

  Cash and equity awards with clawback provisions

2015 Financial Performance

Our year was driven by solid performance, improved efficiency and the successful acquisition of Absarokee Bancorporation, Inc., a $73 million financial institution operating in markets immediately adjacent to our current footprint. In 2015 we saw strong loan demand throughout our markets and our loan growth was well-balanced across all of our commercial and consumer portfolios, with total loan growth of 7.1% year-over-year. Our deposit base remained stable at just over $7 billion.

During 2015, we reported earnings of $86.8 million, or $1.90 per diluted share. Earnings levels were driven by loan growth, stable credit quality and continued improvement in our efficiency ratio. During 2015, we recorded $795 thousand of acquisition-related expenses and $5.0 million of legal and settlement expenses, all of which we consider to be non-core. Exclusive of non-core expenses and net investment securities gains, our 2015 earnings were $90.3 million, or $1.98 per diluted share, a 1.1% increase over 2014 earnings of $89.3 million, or $1.98 per diluted share. Core return on average equity was 9.75% and our core return on average assets was 1.06%.

We have consistently reported net income to shareholders for the last 28 years, and have paid over 21 years of consecutive quarterly dividends. During 2015, we increased quarterly dividends by 25% to $0.20 per common share and announced an additional 10% increase in quarterly dividends to $0.22 per common share during first quarter 2016. Our total shareholder return was 7.62% in 2015, as compared to 0.5% in 2014.

Executive Compensation Highlights - Paying for Performance

Our executive compensation program is aligned with our business strategy and is designed to attract and retain qualified executive officers, reward business results and exceptional individual performance, and most importantly, maximize shareholder value.

Key Features of our Executive Compensation Program:

What we do	What we don’t do
Emphasize pay for performance	No short-selling or hedging of Company securities

Use of multiple performance measures and caps on potential incentive payments	No single-trigger vesting of equity awards upon change in control

Use of an independent compensation consultant	No excessive perquisites

Minimum stock ownership guidelines	No excise tax gross ups

Clawback policy to recapture incentive payments	No repricing or recycling of shares

Discourage risk taking by reserving right to use discretion in the payout of all incentives	No trading in Company securities during designated black-out periods, except under valid trading plans

What We Pay and Why: Goals and Elements of Compensation:

Emphasis on pay for performance	Attract, retain and motivate talented and experienced executives within the banking industry	Recognize and reward executives whose skill and performance are critical to our success	Align interests of our executives with our shareholders	Discourage inappropriate risk taking

Elements of Total Compensation

Summary of average target named executive officer (“NEO”) compensation as of December 31, 2015

We have three primary elements of compensation: base salary, annual short-term incentive and long-term incentive

Base Salary
•	Competitive fixed base of cash compensation
•	Amount based on individual factors such as scope of responsibility, experience and strategic impact
•	Approximately 55% of total compensation
Annual Short-Term Incentive (STI) Cash Award
•	Based on individual and Company performance; not guaranteed
•	Aligned with Company financial and growth objectives
•	Award opportunities established at threshold, target and maximum values
•	Approximately 22% of total compensation
Long-Term Incentive (LTI) Performance-Based Restricted Stock (PSA) and Time-Based Restricted Stock (RSA)
•	Emphasis on long-term Company performance compared to peers
•	Objective to retain and engage executive officers
•	Approximately 23% of total compensation

To promote a culture that aligns the interests of management with those of our shareholders, our 2015 executive compensation program focused on an appropriate mix of fixed and variable compensation as illustrated in the charts below.

PROPOSAL ONE - ELECTION OF DIRECTORS

A total of five directors will be elected at the annual meeting to serve three-year terms, or until their respective successors have been elected and appointed. The Board has nominated for election as directors:

•	David H. Crum
•	William B. Ebzery
•	James R. Scott, Jr.
•	Jonathan R. Scott
•	Theodore H. Williams

All of the director nominees, except James R. Scott, Jr., are current members of the Board.

Unless authority to vote is withheld, the persons named in the enclosed proxy will vote the shares represented by such proxy for the election of the nominees named above. If, at the time of the annual meeting, any nominee becomes unavailable for any reason for election as a director, the persons entitled to vote the proxy will vote for the election of such substitute(s) as the Board may recommend. At this time, the Board knows of no reason why any nominee might be unavailable to serve.

Nominees

The following tables set forth certain information regarding the nominees for election at the annual meeting and the directors continuing in office after the annual meeting.

Name and Age	Director Since	Principal Occupation

David H. Crum, 71	2001	President and Chief Executive Officer, Crum Electric Supply Co., Inc.

William B. Ebzery, 66	2001	Owner, Cypress Capital Management, LLC, and Certified Public Accountant-retired

James R. Scott, Jr., 38	N/A	Branch Manager, First Interstate Bank, Missoula South

Jonathan R. Scott, 41	2013	President, First Interstate Bank, Jackson

Theodore H. Williams, 61	2013	Developer and Manager, Thompson Creek Unit

A majority of votes are needed to elect a director. This means that the five nominees for director must each respectively receive affirmative votes of 50% or more of the votes cast to be elected.

The Board recommends a vote “FOR” each of the nominees named above.

Directors Continuing in Office After Annual Meeting

Name and Age	Director Since	Term Expires	Principal Occupation

Steven J. Corning, 63	2008	2017	President and Chief Executive Officer, Corning Companies

Dana L. Crandall, 51	2014	2017	Vice President-Service Delivery, Comcast

Charles E. Hart, M.D., 66	2008	2017	Retired President and Chief Executive Officer, Regional Health, Inc.

Charles M. Heyneman, 55	2011	2017	Assistant Vice President, First Interstate Bank

Michael J. Sullivan, 76	2003	2017	Retired Senior Attorney, Lewis, Roca & Rothgerber, LLP

David L. Jahnke, 62	2011	2018	Retired Partner, KPMG

Ross E. Leckie, 58	2009	2018	Retired Executive Vice President, Allianz SE

Kevin P. Riley, 56	2015	2018	President and Chief Executive Officer, First Interstate BancSystem, Inc.

James R. Scott, 66	1971	2018	Chairman of the Board, First Interstate BancSystem, Inc.

Randall I. Scott, 62	1993	2018	Managing General Partner, Nbar5 Limited Partnership

Teresa A. Taylor, 52	2012	2018	Owner and Chief Executive Officer, Blue Valley Advisors, LLC

PROPOSAL TWO - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

RSM US, LLP (formerly McGladrey LLP) was appointed by the Audit Committee of the Board as our independent registered public accounting firm for the year ending December 31, 2016. While the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm, the Audit Committee and the Board are submitting the selection of RSM US, LLP to our shareholders for ratification as a matter of good corporate governance. No representatives of RSM US, LLP are expected to be present at the annual meeting.

The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if our shareholders do not ratify the selection of RSM US, LLP as our independent registered public accounting firm, the Audit Committee will consider whether to retain RSM US, LLP or to select another independent registered public accounting firm. Furthermore, even if the selection is ratified, the Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change is in the best interest of the Company and our shareholders.

Proxies solicited hereby will be voted for the proposal unless a vote against the proposal or abstention is specifically indicated. A majority of the shares entitled to vote and present in person or represented by proxy are needed to ratify the appointment of the independent registered public accounting firm. This means that the appointment of RSM US, LLP as the independent registered public accounting firm for the Company will be ratified if the votes cast by shareholders in favor of ratification exceed those votes cast in opposition of ratification.

The Board recommends a vote “FOR” ratifying the appointment of RSM US, LLP as our independent registered public accounting firm.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of March 18, 2016 for (i) each of our directors and director nominees, (ii) each of the executive officers named in the summary compensation table, (iii) all directors and executive officers as a group, and (iv) beneficial owners of more than 5% of a class of our common stock.

We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission (“SEC”). Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Percentage of class beneficially owned as of March 18, 2016 is based on 20,999,392 shares of Class A common stock and 23,700,619 shares of Class B common stock outstanding. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed shares of each class of common stock subject to options held by that person that were exercisable on or within 60 days of March 18, 2016 to be outstanding. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. In computing the number of shares of Class A common stock beneficially owned by a person and the percentage of Class A common stock ownership of that person, we assumed the conversion of any Class B common stock beneficially owned by such person into Class A common stock on a share-for-share basis.

Certain of our directors and greater than 5% shareholders, who own collectively and in the aggregate more than 50% of our outstanding common stock, are members of a “group,” as that term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This group is comprised of the following individuals and certain entities controlled by these individuals: James R. Scott, Randall I. Scott, Thomas W. Scott, John M. Heyneman, Jr. and Homer A. Scott, Jr.

Unless otherwise noted below, the address for each director, director nominee, named executive officer and beneficial owner of more than 5% of a class of our common stock listed in the table below is: c/o First Interstate BancSystem, Inc., 401 North 31st Street, Billings, Montana 59101.

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BENEFICIAL OWNERSHIP TABLE

	Class A Common Stock		Class B Common Stock
	Beneficially Owned		Beneficially Owned
Name of Beneficial Owner	Number	Percent	Number	Percent

Directors and nominees for director

Randall I. Scott(1)	5,441,750	20.6%	5,427,810	22.9%

James R. Scott(2)	5,052,585	19.4	4,996,837	21.1

John M. Heyneman, Jr.(3)	1,740,100	7.7	1,723,156	7.3

Jonathan R. Scott(4)	900,652	4.1	882,484	3.7

William B. Ebzery(5)	164,705	*	16,864	*

Charles M. Heyneman(6)	158,699	*	149,214	*

David H. Crum(7)	78,222	*	8,536	*

Kevin Riley	72,282	*	—	*

Michael J. Sullivan(8)	44,590	*	30,800	*

Ross E. Leckie(9)	27,732	*	1,960	*

Charles E. Hart, M.D.(10)	26,728	*	4,464	*

Steven J. Corning(11)	23,438	*	15,208	*

David L. Jahnke	9,040	*	—	*

Theodore H. Williams	8,684	*	—	*

James R. Scott, Jr.	6,340	*	5,950	*

Teresa A. Taylor	4,582	*	—	*

Dana L. Crandall	1,649	*	—	*

Named executive officers who are not directors

Kevin J. Guenthner(12)	37,002	*	2,354	*

William D. Gottwals	18,982	*	—	*

Marcy D. Mutch(13)	12,580	*	—	*

All executive officers and directors as a group (19 persons)(14)	13,824,002	40.3	3,259,687	55.8

5% or greater security holders

First Interstate Bank(15)	7,743,582	28.0	6,683,879	28.2

Thomas W. Scott(16)	2,618,381	11.1	2,604,446	11.0

Homer A. Scott, Jr.	2,357,677	10.1	2,322,084	9.8

Dimensional Fund Advisors LP(17)	1,403,091	6.5	—	*

6300 Bee Cave Rd, Building One

Austin, TX 78746

* Less than 1% of the class of common stock outstanding.

(1)

Includes 3,795,676 Class B shares owned beneficially as managing general partner of Nbar5 Limited Partnership, 357,840 Class B shares owned beneficially as general partner of Nbar5 A Limited Partnership, 670,160 Class B shares owned beneficially as acting managing general partner for various Scott family partnerships, 429,180 Class B shares owned beneficially as co-trustee for Scott family members, and 9,648 Class A shares owned through our profit sharing plan.

(2)

Includes 2,211,036 Class B shares owned beneficially as managing partner of J.S. Investments Limited Partnership, 35,240 Class B shares owned beneficially as president of the James R. and Christine M. Scott Family Foundation, 75,852 Class B shares owned beneficially as conservator for a Scott family member, 4,324 Class B shares owned beneficially as trustee for a Scott family member, 322,641 Class B shares and 33,407 Class A shares owned beneficially as a board member of Foundation for Community Vitality, a non-profit organization, and 17,764 Class A shares owned through our profit sharing plan.

(3)

Includes 1,155,792 Class B shares owned beneficially as managing general partner of Towanda Investments, Limited Partnership, 429,180 Class B shares owned beneficially as co-trustee for Scott family members and 15,295 Class A shares issuable under stock options.

(4)	Includes 150,682 Class B shares owned beneficially as trustee for Scott family members, 8,916 Class B shares issuable under stock options and 9,995 Class A shares issuable under stock options.

(5)	Includes 29,000 Class A shares owned through a family limited partnership, 16,864 Class B shares issuable under stock options and 13,081 Class A shares issuable under stock options.

(6)

Includes 3,492 Class A shares owned through our profit sharing plan and 11,976 Class B shares owned beneficially for Scott family members and for which Mr. Heyneman has sole voting and no investment authority.

(7)	Includes 67,714 Class A shares held in trust for Crum family members, 8,536 Class B shares issuable under stock options and 1,972 Class A shares issuable under stock options.

(8)	Includes 8,536 Class B shares issuable under stock options and 7,773 Class A shares issuable under stock options.

(9)	Includes 1,960 Class B shares issuable under stock options and 1,972 Class A shares issuable under stock options.

(10)	Includes 4,464 Class B shares issuable under stock options and 4,186 Class A shares issuable under stock options.

(11)	Includes 4,464 Class B shares issuable under stock options and 1,972 Class A shares issuable under stock options.

(12)	Includes 8,760 Class A shares owned through our profit sharing plan and 10,304 Class A shares issuable under stock options.

(13)	Includes 164 Class A shares owned through our profit sharing plan.

(14)	Includes 39,828 Class A shares owned through our profit sharing plan, 66,550 Class A shares issuable under stock options and 53,740 Class B shares issuable under stock options.

(15)

Includes 953,038 Class A shares that may be deemed to be beneficially owned as trustee of our profit sharing plan, 106,665 Class A shares that may be deemed to be beneficially owned as trustee for Scott family members and 6,683,897 Class B shares that may be deemed to be beneficially owned as trustee for Scott family members. Shares owned beneficially by First Interstate Bank, as trustee, may also be beneficially owned by participants in our profit sharing plan and certain Scott family members.

(16)	Includes 222,528 Class B shares owned beneficially as owner of IXL Ranch, LLC.

(17)

Based solely on a Schedule 13G filed with the SEC on February 9, 2016, and prepared as of December 31, 2015. Dimensional Fund Advisors LP, an investment advisor, serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over our Class A shares owned by the Funds, and may be deemed to be the beneficial owner of the Class A shares held by the Funds. The Funds have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the Class A shares held in their respective accounts. To the knowledge of Dimensional, the interest of any one such Fund does not exceed 5% of our Class A shares.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information, as of December 31, 2015, regarding our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans(1)

Equity compensation plans approved by shareholders(2)	1,387,378	$17.06	1,987,379

Equity compensation plans not approved by shareholders	NA	NA	NA

(1)	Excludes number of securities to be issued upon exercise of outstanding options, warrants and rights.

(2)	Represents stock options issued pursuant to the 2001 Stock Option Plan and 2006 Equity Compensation Plan, as amended and restated. See Note 20, Stock-based Compensation, of our audited financial statements for the fiscal year ended December 31, 2015 included in our annual report on Form 10-K.

Directors and Executive Officers

The following table sets forth information concerning each of our current directors, director nominees and executive officers.

Name	Age	Position

James R. Scott	66	Chairman of the Board

Kevin P. Riley	56	President, Chief Executive Officer and Director

Marcy D. Mutch	56	Executive Vice President and Chief Financial Officer

William D. Gottwals	46	Executive Vice President and Chief Banking Officer

Kevin J. Guenthner	52	Senior Vice President and Chief Information Officer

Steven J. Corning	63	Director

Dana L. Crandall	51	Director

David H. Crum	71	Director

William B. Ebzery	66	Director

Charles E. Hart, M.D.	66	Director

Charles M. Heyneman	55	Director

John M. Heyneman, Jr.(1)	49	Director

David L. Jahnke	62	Director

Ross E. Leckie	58	Director

James R. Scott, Jr.	38	Director Nominee

Jonathan R. Scott	41	Director

Randall I. Scott	62	Director

Michael J. Sullivan	76	Director

Teresa A. Taylor	52	Director

Theodore H. Williams	61	Director

(1)	Mr. Heyneman’s term as a director ends May 25, 2016. Not a nominee for re-election.

Business Biographies

James R. Scott

James R. Scott has been a director of ours since 1971, the chairman of the Board since January 2016, the executive vice chairman of the Board from 2012 to January 2016, and the vice chairman of the Board from 1990 to 2012. Mr. Scott has served as a director of First Interstate Bank since 2007, serving as chairman since 2011. Mr. Scott is chairman of the Padlock Ranch Corporation, managing partner of J.S. Investments, vice president of the Foundation for Community Vitality, board member of First Interstate BancSystem Foundation and lifetime trustee at Fountain Valley School of Colorado. Mr. Scott also served as chairman of the Homer A. and Mildred S. Scott Foundation from 1990 to 2006 and chairman of Scott Family Services, Inc. from 2003 to 2012. Mr. Scott is the father of James R. Scott, Jr. and the uncle of Charles M. Heyneman, John M. Heyneman, Jr., Jonathan R. Scott and Randall I. Scott.

The qualifications of Mr. Scott identified by the Board include the following: Mr. Scott has significant executive management, business and corporate governance experience as a result of his years of service to the Company and other family-related businesses. Mr. Scott has extensive knowledge of key issues, dynamics and trends affecting the Company, its business and the banking industry in general. He also has extensive knowledge of the Company’s unique challenges, regulatory environment and history. Mr. Scott serves as Chairman of the Executive Committee.

Kevin P. Riley

Kevin P. Riley has been our president and chief executive officer since September 2015, and served as our executive vice president and chief financial officer from August 2013 through September 2015. Mr. Riley has also served as a director of First Interstate Bank since August 2013. Prior to working with us, Mr. Riley served as executive vice president and chief financial officer of Berkshire Hills Bancorp in Massachusetts since 2007, and served in various executive-level positions with KeyCorp since 1986. Mr. Riley earned his Bachelor of Science degree in Business Administration from Northeastern University in Boston, Massachusetts. Mr. Riley is a certified public accountant.

The qualifications of Mr. Riley identified by the Board include the following: Mr. Riley has extensive knowledge of key issues, dynamics and trends affecting the Company, its business and the banking industry in general. Mr. Riley also provides strategic insight and direction to the Company.

Marcy D. Mutch

Marcy D. Mutch has been our executive vice president and chief financial officer since September 2015. Prior to her appointment as our chief financial officer, Ms. Mutch served as a senior vice president from December 2014 through September 2015 and vice president of corporate tax, with various other duties, from October 2006 through December 2014. Ms. Mutch has also served as our investor relations officer since we became publicly traded in March 2010. Prior to her employment with us, Ms. Mutch served in tax and finance positions with Citizens Development Company, a bank holding company, from 2000 to 2006, and as tax manager for Eide Bailly LLP from 1981 to mid-2006. Ms. Mutch received her Bachelor of Science degree in Business Administration from Montana State University-Billings in Billings, Montana and is a certified public accountant.

William D. Gottwals

William D. Gottwals has been our executive vice president and chief banking officer since November 2015. Prior to his employment with us, Mr. Gottwals was the regional president of U.S. Bank in Billings, Montana from 2013 to November 2015, a commercial team lead and senior lender with U.S. Bank from 2000 to 2013, a lending officer with First Citizens Bank from 1995 to 2000, and a commercial banking officer with NationsBank from 1992 to 1995. Mr. Gottwals was a staff auditor with KPMG Peat Marwick from 1991 to 1992. Mr. Gottwals has a Bachelor of Science degree in Business Administration and Accounting with a concentration in German, from Washington and Lee University in Lexington, Virginia and is a graduate of the American Bankers Association National Commercial Lending Graduate School.

Kevin J. Guenthner

Kevin J. Guenthner has been a senior vice president and our chief information officer since March 2003. In addition, Mr. Guenthner has served on the board of First Interstate Bank since March 2012. Prior to his current position, Mr. Guenthner served as our vice president and general auditor from September 1996 to March 2003, and in various internal audit positions from January 1991 to September 1996. Prior to employment with us, Mr. Guenthner was employed as a bank examiner for the State of Montana from January 1989 to January 1991. Mr. Guenthner has a Bachelor of Science degree in Business with an Accounting option from Montana State University and is an honors graduate of the Pacific Coast Banking School.

Steven J. Corning

Steven J. Corning has been a director of ours since 2008. Mr. Corning has served as president and chief executive officer of Corning Companies, a real estate development firm, and has also been the president and broker/owner of Corning Companies Commercial Real Estate Services since 1979. Mr. Corning received his Bachelor of Arts degree in American Government, Cum Laude, from Harvard University.

The qualifications of Mr. Corning identified by the Board include the following: Mr. Corning has significant executive management, business ownership and entrepreneurial experience as a result of his years in the real estate development industry, which gives him a unique perspective as to real estate and property trends. Mr. Corning has extensive knowledge in key issues, dynamics and trends that affect the Company, including real estate, real estate development, asset management, investment consulting, and the health care industry. Mr. Corning is an independent director and serves as Chairman of the Credit Committee.

Dana L. Crandall

Dana L. Crandall has been a director of ours since 2014. Ms. Crandall has over 25 years of experience in executive management and global operations. She has been Vice President-Service Delivery of Comcast, a public company with more than 120,000 employees, since December 2013. Prior to that, Ms. Crandall was a managing director and chief information officer of British Telecom from 2009 to 2013, Vice President-Network Strategy and Call Center Operations at Qwest Communications from 2005 to 2009, and served in various other executive-level positions with Qwest Communications from 1992 to 2005. Ms. Crandall received her Bachelor of Science degree in Electrical Engineering from the University of Denver in 1987 and her Master in Business Administration degree from Northwestern University-Kellogg School of Management in 2001.

The qualifications of Ms. Crandall identified by the Board include the following: Ms. Crandall has significant knowledge in strategic planning, technology development and operations management. She also has knowledge on the fiduciary obligations, governance, operations practices and other requirements and duties of a public company. Ms. Crandall is an independent director.

David H. Crum

David H. Crum has been a director of ours since 2001. Mr. Crum founded Crum Electric Supply Co., Inc., a distributor of electrical equipment, in 1976 and has been chief executive officer and chairman of that company since its inception. Mr. Crum has also served on the board of directors of various companies including IDEA, Inc., a data exchange technology company, supplyFORCE, Inc., a logistics technology company, WESTECH, Inc., a manufacturer of mining equipment and Affiliated Distributors, a representative of independent distribution. He has also served on the board of directors of First Interstate Bank of Wyoming, N.A. Mr. Crum was a director of the National Association of Electrical Distributors and was chairman of its board. He also was appointed by Wyoming’s governor to the board of the Wyoming Business Council on which he served as chairman. Mr. Crum received his Bachelor of Science degree in Electrical Engineering from the University of Wyoming.

The qualifications of Mr. Crum identified by the Board include the following: Mr. Crum has significant experience in executive management and business ownership as a result of his years in the electric supply business particularly from the standpoint of a regional small business owner. Mr. Crum also has extensive knowledge in information technology. By virtue of the regional nature of his business operation, he also understands the economies of our region and the communities the Company serves. Mr. Crum is an independent director.

William B. Ebzery

William B. Ebzery has been a director of ours since 2001. Mr. Ebzery is a certified public accountant (retired) and registered investment advisor. Mr. Ebzery has been the owner of Cypress Capital Management, LLC since 2004. Prior to Cypress Capital Management, LLC, Mr. Ebzery was a partner in the certified public accounting firm of Pradere, Ebzery, Mohatt & Rinaldo from 1975 to 2004. Mr. Ebzery received his Bachelor of Science degree in Accounting from the University of Wyoming.

The qualifications of Mr. Ebzery identified by the Board include the following: Mr. Ebzery has significant experience in business ownership, accounting, auditing and financial services as a result of his years in the private sector. Mr. Ebzery has significant knowledge in key issues, dynamics and trends that affect the Company. Mr. Ebzery is an independent director.

Charles E. Hart, M.D.

Charles E. Hart, M.D. has been a director of ours since 2008. Dr. Hart served as president and chief executive officer of Regional Health, Inc., a not-for-profit healthcare system serving western South Dakota and eastern Wyoming from 2003 to 2015. Dr. Hart is a director, board vice-chairman and chairman of the governance committee of the board of directors of Premier Inc., a healthcare purchasing organization listed on the NASDAQ exchange, composed of 2,400 hospitals and 70,000 healthcare sites and past chairman of the board and current board member of Safety Net Hospitals for Pharmaceutical Access, an advocacy group for over 600 hospitals and healthcare organizations serving the underprivileged. In addition, Dr. Hart serves on the 340B Health Board as well as the South Dakota Community Foundation Board where he is a member of the Investment Committee. Dr. Hart received his Bachelor of Science degree in Pre-professional Studies from the University of Notre Dame, his Doctor of Medicine degree from the University of Minnesota, and his Masters of Science in Administrative & Preventative Medicine from the University of Wisconsin.

The qualifications of Dr. Hart identified by the Board include the following: In addition to his understanding of community needs in the practice of medicine, Dr. Hart has significant experience in executive management and business as a result of years of administrative service in the healthcare industry as well as service on other community boards. Dr. Hart has extensive knowledge in key issues, dynamics and trends that affect the Company and understands the economies of our region and communities the Company serves. Dr. Hart brings geographic diversity to the Board. Dr. Hart is an independent director and serves as Chairman of the Technology & Business Process Improvement Committee.

Charles M. Heyneman

Charles M. Heyneman has been a director of ours since May 2011. Mr. Heyneman has served as an assistant vice president of First Interstate Bank since 2014, a member of our Strategic Management Group since 2013, and as lead enterprise architect in IT Operations since 2006. Prior to this appointment, Mr. Heyneman was an IT project manager and application developer for i_Tech Corporation, a former non-bank subsidiary of ours, from 2000 to 2004, and held loan review officer and credit analyst positions with First Interstate Bank from 1993 to 2003. Mr. Heyneman served as a director of ours from 2004 to 2010. Mr. Heyneman received his Bachelor of Arts degrees in History and Government from Oberlin College and his Masters of Science degree in Agricultural Economics from the University of Wisconsin. Mr. Heyneman is the nephew of James R. Scott, the brother of John M. Heyneman, Jr. and the cousin of James R. Scott, Jr., Jonathan R. Scott and Randall I. Scott. Mr. Heyneman was recommended for Board service by the Scott family council.

The qualifications of Mr. Heyneman identified by the Board include the following: Mr. Heyneman has significant banking, information technology and banking operations experience as a result of his years of service to the Company and other family-related businesses. Mr. Heyneman also possesses knowledge of the Company’s unique challenges, regulatory environment and history.

John M. Heyneman, Jr.

John M. Heyneman, Jr. has been a director of ours since May 2010. Mr. Heyneman is based in Sheridan, Wyoming as a contractor for the North Main Association, a private non-profit organization focused on economic development and business recruitment in Sheridan, Wyoming. He has served in this capacity since February 2013. From November 2009 to November 2012, Mr. Heyneman served as the Wyoming project manager for Sonoran Institute, a non-profit organization based in Tucson, Arizona. From 2005 to November 2009, Mr. Heyneman served as the general manager of North Rim Ranch, LLC, a large cattle ranch in northern Arizona and southern Utah. Prior to this position, from 1998 to 2005, Mr. Heyneman served as an assistant manager at Padlock Ranch, in Dayton, Wyoming. Mr. Heyneman served as a director of ours from 1998 to 2004, and also as a director of the First Interstate BancSystem Foundation from 1998 to 2002. Mr. Heyneman received his Bachelor of Arts degree in American Studies from Carleton College and a Master of Science degree in Soil Science from Montana State University. Mr. Heyneman is the nephew of James R. Scott, the brother of Charles M. Heyneman and the cousin of James R. Scott, Jr., Jonathan R. Scott and Randall I. Scott. Mr. Heyneman was recommended for Board service by the Scott family council. Mr. Heyneman’s term as a director ends in May 2016, and he is not a nominee for re-election.

The qualifications of Mr. Heyneman identified by the Board include the following: Mr. Heyneman brings to the Board executive management and business experience from the agriculture industry. Mr. Heyneman understands the economies of the region and communities the Company serves. Mr. Heyneman also possesses knowledge of the Company’s unique challenges, regulatory environment and history as a result of his years of service to the Company.

David L. Jahnke

David L. Jahnke has been a director of ours since September 2011. In 2010, Mr. Jahnke completed a 35-year career as a partner of KPMG with a focus on global clients, especially in the financial services industry. He currently serves as a director and chairman of the audit committee to Swiss Re America Holding Corporation and its primary related US operating companies. Mr. Jahnke also serves as a director, chairman of the audit committee and member of the compensation committee to Schnitzer Steel Industries, Inc., a NASDAQ-listed company.

The qualifications of Mr. Jahnke identified by the Board include the following: Mr. Jahnke has significant experience in the accounting, auditing and financial service industries, both nationally and internationally. Mr. Jahnke has extensive knowledge in the key issues, dynamics and trends affecting the Company, its business and the banking industry in general. He has extensive knowledge regarding fiduciary obligations, insurance and other legal requirements and duties of a public company. Mr. Jahnke is an independent director, is a financial expert and serves as Chairman of the Governance & Nominating Committee. Mr. Jahnke also serves as lead independent director.

Ross E. Leckie

Ross E. Leckie has been a director of ours since May 2009. In October 2008, Mr. Leckie completed a 27-year career as a partner with KPMG. During that time, his focus was on public companies and financial services clients. Commencing in 2000, Mr. Leckie was based in Frankfurt, Germany, ultimately serving as KPMG’s global lead partner for a global investment/universal bank and as a senior technical and quality review partner for a global investment/universal bank based in Zurich, Switzerland. After retiring from KPMG, Mr. Leckie continued to provide advisory services on a selective basis for global and domestic financial services companies, including Allianz, a global financial services group based in Munich, Germany. In 2011, he joined Allianz in Munich full time, taking on consultative and quality assurance roles in the office of the Chief Financial Officer. After returning to the U.S. in late 2013, he has continued to serve Allianz in Munich on a part-time basis. Additionally, in 2012 and 2013, Mr. Leckie served as Deputy-Chair of the board and AC chair of Allianz Bank Bulgaria.

The qualifications of Mr. Leckie identified by the Board include the following: Mr. Leckie has significant experience in the accounting, auditing and financial services industries, both nationally and internationally. Mr. Leckie has extensive knowledge in the key issues, dynamics and trends affecting the Company, its business and the banking industry in general. Mr. Leckie has extensive knowledge regarding fiduciary obligations and other legal requirements and duties of a public company. Mr. Leckie qualifies as a financial expert, is an independent director and serves as Chairman of the Audit Committee.

James R. Scott, Jr.

James R. Scott, Jr. is a nominee for election as a director. Mr. Scott currently serves as Branch Manager of our Missoula South Branch and has since 2015. Prior to his appointment as Branch Manager, he was a Vice President in our Missoula Commercial Banking group. From 2010 to 2014, Mr. Scott was an analyst in commercial banking with Citywide Banks of Denver, Colorado. Mr. Scott earned a Bachelor of Science degree in Business Administration from the University of Colorado-Leeds School of Business, as well as a MBA and Masters of Science in Finance from the University of Denver-Daniels College of Business. Mr. Scott has served as vice-chair of Scott Family Services, Inc. since 2011. He also serves on the board of directors for Community Medical Center of Missoula, MT and the external loan committee of Montana Community Development Corporation. Mr. Scott is the son of James R. Scott and the cousin of Charles M. Heyneman, John M. Heyneman, Jr., Jonathan R. Scott and Randall I. Scott.

The qualifications of Mr. Scott identified by the Board include the following: Mr. Scott has a history of achievement in banking both inside and outside of the Company. Mr. Scott has knowledge of key issues, dynamics and trends affecting the Company, its business and the banking industry in general. He also has extensive knowledge of the Company’s unique challenges, regulatory environment and history. Mr. Scott was recommended for Board membership by the Scott family council.

Jonathan R. Scott

Jonathan R. Scott has been a director of ours since 2013. Mr. Scott was previously a director of ours from 2006 to 2011. Mr. Scott currently serves as President of our Jackson branch and has since 2011. Prior to that appointment, Mr. Scott served in various management and other positions within our company, including serving as community development officer of First Interstate Bank from 2008 to 2011, president of FIB CT, LLC, dba Crytech, a related non-bank subsidiary of ours, from 2004 to 2008, and an employee of our Financial Services and Marketing Divisions from 1998 to 2004. Mr. Scott received his Bachelor of Science degree in Economics from the University of Montana. Mr. Scott is the nephew of James R. Scott, and the cousin of Charles M. Heyneman, John M. Heyneman, Jr., James R. Scott, Jr. and Randall I. Scott.

The qualifications of Mr. Scott identified by the Board include the following: Mr. Scott has a history of achievement in management positions as a result of his years of service to the Company. Mr. Scott has extensive knowledge of the Company’s unique challenges, regulatory environment and history. Mr. Scott was recommended for Board membership by the Scott family council.

Randall I. Scott

Randall I. Scott has been a director of ours since 2012. Mr. Scott was previously a director of ours from 1993 to 2002 and from 2003 to 2011. Mr. Scott is a certified financial planner and has been the managing general partner of Nbar5 Limited Partnership since 1994. In addition, Mr. Scott has served as a director of First Interstate BancSystem Foundation since 1999, serving as chairman since 2006. Mr. Scott is also chair of Scott Family Services, Inc. and served as vice chair from 2003 to 2011. Previously, Mr. Scott worked in various capacities for the Company over a period of twenty years including as a branch manager of our Colstrip branch from 1983 to 1985, as a trust officer of First Interstate Bank from 1991 through 1996 and as a consultant from 1996 through 1998. Mr. Scott received his Bachelor of Science degree in Business from Rocky Mountain College. Mr. Scott is the nephew of James R. Scott and the cousin of Charles M. Heyneman, John M. Heyneman, Jr., James R. Scott, Jr. and Jonathan R. Scott. Mr. Scott was recommended for Board membership by the Scott family council.

The qualifications of Mr. Scott identified by the Board include the following: Mr. Scott has significant executive management and business experience in the financial planning, banking and non-profit industries. Mr. Scott also has extensive knowledge of the Company’s unique challenges, regulatory environment and history as a result of his years of service to the Company.

Michael J. Sullivan

Michael J. Sullivan has been a director of ours since 2003. Mr. Sullivan retired in September 2015 from the law firm of Lewis, Roca & Rothgerber, LLP, formerly known as Rothgerber, Johnson & Lyons, LLP, practicing in Casper, Wyoming, having been a partner from 2003 to 2009 and special counsel from 2001 to 2003. Prior to 2001, Mr. Sullivan practiced law with a Wyoming firm from 1964, taking leave to serve as U.S. ambassador to Ireland from 1998 to 2001 and as governor of the State of Wyoming from 1986 through 1994. Mr. Sullivan was a director of Allied Irish Bank, PLC in Dublin, Ireland from 2001 to 2009. Mr. Sullivan has been a director of Cimarex Energy Co. since 2002 and Kerry Group PLC from 2004 to 2011. Mr. Sullivan received his Bachelor of Science degree in Petroleum Engineering and his Juris Doctor degree from the University of Wyoming.

The qualifications of Mr. Sullivan identified by the Board include the following: Mr. Sullivan has significant executive management, government, and legal experience including mediating a number of complex legal matters, as a result of his careers in both the private and public sectors including service as Wyoming’s governor and U.S. ambassador to Ireland. Mr. Sullivan has extensive knowledge regarding fiduciary obligations and other legal requirements and duties of a public company and its boards. Mr. Sullivan also has valuable relationships with key government representatives and local, national and international industry and government leaders and an understanding of the region the Company serves. Mr. Sullivan is an independent director.

Teresa A. Taylor

Teresa A. Taylor has been a director of ours since January 2012. Ms. Taylor has more than 28 years of experience in technology, media and the telecom sector. Ms. Taylor is the owner of Blue Valley Advisors, LLC, and has served as Blue Valley Advisor’s chief executive officer since May 2012. Ms. Taylor also serves as a director of Columbia Pipeline Group, Inc. and T-Mobile USA. From 1988 to 2011, Ms. Taylor worked for Qwest Communications in Denver, Colorado, where she most recently served as chief operating officer, leading daily operations and a senior management team responsible for 30,000 employees in field support, technical development, sales, marketing, customer support and IT systems. Previous positions at Qwest include executive vice president - Business Marketing Group, executive vice president and chief administrative officer - executive vice president Wholesale Markets and executive vice president - Product and Pricing. Ms. Taylor received a Bachelor of Science degree from the University of Wisconsin-LaCrosse.

The qualifications of Ms. Taylor identified by the Board include the following: Ms. Taylor has extensive knowledge in strategic planning and execution, technology development, human resources, union labor relations and corporate communications. She also has extensive knowledge on the fiduciary obligations, governance and compensation practices and other requirements and duties of a public company. Ms. Taylor is an independent director and serves as Chairman of the Compensation Committee.

Theodore H. Williams

Theodore H. Williams has been a director of ours since May 2013. Mr. Williams has been a developer and manager of Thompson Creek Unit, an enhanced oil recovery project in northeastern Wyoming, since 1998. Additionally, Mr. Williams has acquired and managed multiple oil and gas properties located throughout the Rocky Mountain region of the United States since 1988. Prior to that time, Mr. Williams was self-employed as an oil and gas lease broker from 1979 to 1987 and served as a field and service representative for Haliburton Company from 1976 to 1978. Mr. Williams serves as a director of a regional independent oil and gas company with interests in more than 2,500 wells located primarily in Utah and Wyoming. Mr. Williams received his Bachelor of Arts degree in English from the University of Montana in 1976.

The qualifications of Mr. Williams identified by the Board include the following: Mr. Williams has significant knowledge in the oil and gas industries as a result of his years in those industries, which gives him a unique perspective as to trends in the energy field. Mr. Williams has significant understanding of the geopolitical, environmental, economic and technical changes that are accelerating a transformation of the global energy system. Mr. Williams is an independent director.

CORPORATE GOVERNANCE

Our Board of Directors is accountable to our shareholders to build long-term financial performance and value and to assure that we operate consistently with shareholder values and strategic vision. The Board’s responsibilities include:

Identifying organizational values and vision on behalf of our shareholders

Hiring and evaluating our chief executive officer

Ensuring management succession

Providing guidance, counsel and direction to management in formulating and evaluating operating strategies and plans

Monitoring our performance against established criteria

Ensuring prudence and adherence to ethical practices

Ensuring compliance with federal and state law

Ensuring that full and fair disclosure is provided to shareholders, regulators and other constituents

Overseeing risk management

Establishing policies for board operations

Board Structure and Composition

The size of our Board must be at least five and not more than eighteen, in accordance with our bylaws. We currently have sixteen directors divided into three groups with staggered three-year terms.

The Board does not have a formal written policy with regard to the consideration of diversity in identifying director nominees. Our governance standards, however, require the Board’s Governance & Nominating Committee to review the qualifications of candidates to the Board, of which diversity is one of the criteria. This assessment includes the consideration of personal and professional ethics and integrity, including a candidate’s reputation for integrity in the business community; diversity among the existing Board members, including racial and ethnic background and gender; specific business experience and competence, including an assessment of whether the candidate has experience in, and possesses an understanding of, business issues applicable to the success of the banking industry and whether the candidate has served in policy-making roles in business, government, education or other areas that are relevant to the Company’s regional activities; financial acumen, including whether the candidate, through education or experience, has an understanding of financial matters and the preparation and analysis of financial statements; professional and personal accomplishments, including involvement in civic and charitable activities; educational background; and whether the candidate has expressed a willingness to devote sufficient time to carrying out his or her duties and responsibilities effectively and is committed to service on the Board.

Controlled Company Exemptions

We qualify as a “controlled company” under the NASDAQ Marketplace Rules because members of the Scott family control in excess of 79% of the voting power of our outstanding common stock. As a “controlled company,” we are eligible for certain exemptions from the NASDAQ corporate governance requirements. Specifically, we are not required to have a majority of independent directors or a compensation committee composed entirely of independent directors.

Director Independence

The Board evaluates the independence of each director, including nominees for election to the Board, in accordance with applicable laws and regulations, the NASDAQ Marketplace Rules and our corporate governance guidelines. As a “controlled company” under the NASDAQ Marketplace Rules, we are exempt from the requirement to have a majority of independent directors on our Board. However, our governance guidelines require that a majority of our board members, including all members of the Audit Committee, meet director independence standards under the NASDAQ Marketplace Rules.

The Board has determined that the following ten directors are independent in accordance with such standards:

•	Steven J. Corning	•	David L. Jahnke
•	Dana L. Crandall	•	Ross E. Leckie
•	David H. Crum	•	Michael J. Sullivan
•	William B. Ebzery	•	Teresa A. Taylor
•	Charles E. Hart, M.D.	•	Theodore H. Williams

The Board considers all relevant facts and circumstances in determining independence, including, among other things, making an affirmative determination that the director has no material relationship with the Company directly or as an officer, shareholder, or partner of an organization that has a material relationship with the Company. In its determination of independence, the Board considered that the Company conducts banking and credit transactions in the ordinary course of business with certain independent directors. See “Certain Relationships and Related Transactions” below. The Company also purchases electrical services from an entity owned by Mr. Crum and employs in non-executive roles, family members of certain directors. None of these transactions or relationships were deemed by the Board to impair the independence of any of these directors.

Separate Chairman and Chief Executive Officer Roles

Our Board has chosen to separate the roles of Chairman of the Board and Chief Executive Officer, and it has appointed James R. Scott as Chairman of the Board. We believe that separating the roles of Chief Executive Officer and Chairman of the Board best serves the current needs of our Company and our shareholders. Our Chairman manages the overall Board function, and his current responsibilities include presiding at meetings of the Board; establishing the agenda for each Board meeting in consultation with the lead independent director, our Chief Executive Officer and other senior management as appropriate; helping to establish, coordinate and review the criteria and methods for evaluating, at least annually, the effectiveness of the Board and its committees; and exercising such other powers and duties as set forth in our bylaws and as may from time to time be assigned to him by the Board. The separation allows Mr. Scott to focus on management of Board matters and allows our Chief Executive Officer to focus on the general supervision, direction, and control of our business affairs, and ensure that all orders and resolutions of the Board are carried into effect. Additionally, we believe the separation of roles ensures the objectivity of the Board in its management oversight role, specifically with respect to reviewing and assessing our Chief Executive Officer’s performance.

Lead Independent Director

The lead independent director, a position currently held by David L. Jahnke, serves as a liaison between the Chairman, management and independent directors as well as between the Scott family and independent directors; calls and presides over meetings of the independent directors no less than semi-annually and more often as appropriate; and, if requested by major shareholders or Scott family members, is available for consultation and direct communication.

Board Meetings and Attendance

Directors are expected to attend all meetings of the Board and each committee on which they serve, as well as our Annual Meeting of Shareholders. In 2015, our Board, as then constituted, met six times, with each serving director attending at least 75% of the total number of meetings of the Board. All of our continuing directors attended our 2015 Annual Meeting of Shareholders.

Director Nomination, Selection and Qualifications

The Governance & Nominating Committee is responsible for identifying and evaluating director nominees and recommending to the Board a slate of nominees for election at each Annual Meeting of Shareholders. When formulating its recommendations for director nominees, the Governance & Nominating Committee considers recommendations offered by our Chief Executive Officer, our shareholders and any outside advisors the Governance & Nominating Committee may retain. The Scott family, through a family council, recommends Scott family members to the Governance & Nominating Committee for consideration as candidates for Board membership. All current year nominees, with the exception of James R. Scott, Jr., are standing for re-election to the board. James R. Scott, Jr. was recommended for Board membership by the Scott family council. All candidates for Board membership, including those recommended by the Scott family council, are evaluated by the Governance & Nominating Committee on the basis of broad experience, financial acumen, professional and personal accomplishments, educational background, wisdom, integrity, ability to make independent analytical inquiries, understanding of our business environment and willingness to devote adequate time to board duties. The qualifications, attributes and skills of each nominee, together with their business experience led to the conclusion that each nominee is qualified to serve as a director of the Company.

The Scott family does not approve candidates for board membership prior to their nomination by the Governance & Nominating committee and there are no arrangements or understandings between any candidate and the Scott family that require disclosure pursuant to Item 401(a) of Regulation S-K.

We do not have a formal policy concerning shareholder recommendations of candidates for Board membership. The Board views that such a formal policy is not necessary given the procedures described above and our willingness to consider candidates recommended by shareholders. Shareholders may recommend candidates by writing to our corporate secretary at our headquarters, 401 N. 31st Street, Billings, Montana 59101, giving the candidate’s name, contact information, biographical data and qualifications. A written statement from the candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director should accompany any such recommendation. See “Shareholder Proposals” and “Shareholder Communications with the Board” contained herein.

Board Committees and Related Matters

The Board of Directors has six standing committees: Governance & Nominating, Compensation, Audit, Credit, Executive, and Technology & Business Process Improvement. In addition to these committees, our Chairman of the Board may from time to time designate and appoint, on a temporary basis, one or more directors to assist in the form of a limited or special assignment in the performance or discharge of any powers and duties of the Board or any committee thereof.

The Board makes committee and committee chair assignments annually at its meeting immediately following the Annual Meeting of Shareholders, although further changes may be made from time to time as deemed appropriate by the Board. Each committee has a Board-approved charter, which is reviewed annually by the respective committee. Recommended changes, if any, are submitted to the Board for approval. Each committee may retain and compensate consultants or other advisors as necessary for it to carry out its duties. A copy of the charters for each standing committee can be found on the Company’s website at www.FIBK.com by selecting “Governance Documents.”

Governance & Nominating Committee

Chair:  David L. Jahnke

Additional Members:  Charles E. Hart, M.D., John M. Heyneman, Jr., Kevin P. Riley, James R. Scott, Michael J. Sullivan

Meetings Held in 2015:  5

Independence:  Dr. Hart, Mr. Jahnke and Mr. Sullivan are independent under applicable NASDAQ Marketplace Rules

The Governance & Nominating Committee has primary responsibility for oversight of the Company’s corporate governance needs and assists the Board with the process of identifying, evaluating and nominating candidates for membership to our Board. In addition, the Governance & Nominating Committee evaluates the performance of our Chairman and oversees the functions and needs of the Board and its committees, including overseeing the orientation and development of Board members, evaluating the effectiveness of the Board, each committee and the respective performance of each Board member, evaluating services provided to and communications with shareholders and reviewing and approving related party transactions. The Governance & Nominating Committee also reviews each committee’s annual objectives. The objectives of all committees are discussed in a meeting of the Chairman and lead director of the Board and the committee chairmen to increase the efficacy of the work of the Board and the committees. The Governance & Nominating Committee met five times in 2015 with each serving committee member attending at least 75% of the meetings.

Compensation Committee

Chair:  Teresa A. Taylor

Additional Members:  William B. Ebzery, Charles E. Hart, M.D., John M. Heyneman, Jr., David L. Jahnke, Randall I. Scott, Michael J. Sullivan

Meetings Held in 2015:  9

Independence:  Ms. Taylor, Mr. Ebzery, Dr. Hart, Mr. Jahnke and Mr. Sullivan are independent under applicable NASDAQ Marketplace Rules

Compensation Committee Interlock and Insider Participation: No members of the Compensation Committee who served during 2015 were officers or employees of the Company or any of its subsidiaries during the year, were formerly Company officers or had any relationship otherwise requiring disclosure as a compensation committee interlock.

The Compensation Committee has overall responsibility for reviewing and approving corporate goals relevant to compensation for executive officers and evaluating the effectiveness of our compensation practices in achieving our strategic objectives, encouraging behaviors consistent with our values and aligning performance objectives consistent with our vision. The Compensation Committee evaluates the performance of our Chief Executive Officer, approves the compensation of our executive officers, including the Chief Executive Officer, and oversees succession planning for our executive officers. The Compensation Committee is also responsible for granting awards under the Company’s equity and incentive compensation plans and reviewing the financial performance and operation of compensation programs affecting the Company’s employees generally. In addition, the Compensation Committee recommends compensation for Board members. The Compensation Committee met nine times in 2015 with each serving committee member attending at least 75% of the meetings.

The Compensation Committee is required to have at least two members who qualify as either a non-employee director as that term is defined for purposes of Rule 16b-3 under the Exchange Act, or an outside director as that term is defined for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), (collectively the “Outside Members”). All awards granted to the Company’s officers who are subject to Section 16 of the Exchange Act (“Section 16 Officers”) that are intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code, unless otherwise determined by the Compensation Committee, are approved by the Outside Members. The Compensation Committee has delegated authority to our Chief Executive Officer to make awards to employees who are not Section 16 Officers.

Compensation Consultant.  The Compensation Committee has retained the services of Pearl Meyer & Partners, (“PM&P”), a compensation consulting firm, to assist with its executive compensation review and to provide competitive market data. A consultant from PM&P generally attends the Compensation Committee meetings at which executive officer compensation is discussed and provides information, research and analysis pertaining to executive compensation and updates on market trends as requested by the Compensation Committee.

In connection with its engagement of PM&P, the Compensation Committee considered various factors bearing upon PM&P’s independence including, but not limited to, the amount of fees received by PM&P from the Company, PM&P’s policies and procedures designed to prevent conflicts of interest, and the existence of any business or personal relationship that could impact PM&P’s independence. After reviewing these and other factors, the Compensation Committee determined that PM&P was independent and that its engagement did not present any conflicts of interest. PM&P does not provide executive compensation services to the Company.

The Compensation Committee sets compensation levels based on the skills, experience and achievements of each executive officer,

taking into account market analysis and input provided by PM&P and the compensation recommendations of our Chief Executive Officer, except with respect to his own position. The Compensation Committee believes that input from both PM&P and our Chief Executive Officer provides useful information and points of view to assist the Compensation Committee in determining the appropriate compensation.

Audit Committee

Chair:  Ross E. Leckie

Additional Members:  Dana L. Crandall, David H. Crum, Theodore H. Williams

Meetings Held in 2015:  10

Independence: Each member of the Audit Committee is independent under applicable SEC regulations and NASDAQ Marketplace Rules

Audit Committee Financial Literacy and Expertise:  Our Board has determined that Ross E. Leckie qualifies as an “audit committee financial expert,” as that term is defined in applicable SEC regulations.

The audit committee represents and assists our Board in its oversight responsibility relating to the quality and integrity of the Company’s financial statements and related internal controls; internal and external audit independence, qualifications and performance; risk governance; and, the processes for monitoring compliance with laws and regulations. The Audit Committee oversees the appointment, compensation and retention of our independent registered public accounting firm, including the performance of permissible audit, audit-related and non-audit services and the associated fees. The Audit Committee reviews the Company’s risk assessment and risk management policies, as well as our compliance with ethics programs. The Audit Committee is also responsible for establishing procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting, reporting, internal control or auditing matters. The Audit Committee met ten times in 2015 with each serving committee member attending at least 75% of the meetings.

Credit Committee

Chair:  Steven J. Corning

Additional Members*:  William B. Ebzery, Kevin P. Riley, James R. Scott, Jonathan R. Scott, Theodore H. Williams

Meetings Held in 2015:  12

Independence:  Mr. Corning, Mr. Ebzery and Mr. Williams are independent under applicable NASDAQ Marketplace Rules

*  Mr. Garding served on the Credit Committee from January 1, 2015 through his retirement on September 23, 2015, attending 70% of the meetings during that time.

The Credit Committee assists our Board in the review and understanding of the Bank’s credit portfolio and activities. The Credit Committee’s primary responsibility is to advise and consult with Bank management in the establishment of loan portfolio and credit policies that will assure the safety of depositors’ money, earn sufficient income to provide an adequate return on capital and enable communities in our market area to prosper. The Credit Committee met twelve times in 2015 with each serving committee member attending at least 75% of the meetings.

Executive Committee

Chair:  James R. Scott

Additional Members:  Charles M. Heyneman, Ross E. Leckie, Kevin P. Riley, Randall I. Scott, Thomas W. Scott, Teresa A. Taylor

Meetings Held in 2015:  3

Independence:  Mr. Leckie and Ms. Taylor are independent under applicable NASDAQ Marketplace Rules

The Executive Committee functions and acts on behalf of the Board between regularly scheduled board meetings, usually when time is critical, and assists the Board in carrying out its responsibility to monitor our capital management, strategic planning and budgeting, tax allocation and management fees policies. The Executive Committee met three times in 2015 with each serving committee member attending at least 75% of the meetings, with the exception of Thomas W. Scott who attended 67% of the meetings.

Technology & Business Process Improvement Committee

Chair:  Charles E. Hart, M.D.

Additional Members*:  Dana L. Crandall, David H. Crum, Charles M. Heyneman, Kevin P. Riley, James R. Scott, Jonathan R. Scott

Meetings Held in 2015:  4

Independence:  Dr. Hart, Ms. Crandall and Mr. Crum are independent under applicable NASDAQ Marketplace Rules

*  Mr. Garding served on the Technology & Business Process Improvement Committee from January 1, 2015 through his retirement on September 23, 2015, attending 67% of the meetings during that time.

The Technology & Business Process Improvement Committee assists the Board by providing oversight, support and direction to our business process improvement efforts and ensuring we have the necessary technology and architecture to allow the Company to meet its strategic objectives. The Technology & Business Process Improvement Committee also assesses and monitors technology, information and cybersecurity risks, monitors technology and industry trends and evaluates management’s assessment of their effects on our strategy and their implications for long-range planning. The Technology & Business Process Improvement Committee met four times in 2015 with each serving committee member attending at least 75% of the meetings, with the exception Jonathan R. Scott who attended 50% of the meetings.

Board’s Role in Risk Oversight

It is the responsibility of the Chief Executive Officer to fulfill the Board’s expectation of a strong risk management culture throughout the organization. It is the responsibility of the Chief Risk Officer to ensure an appropriate risk management framework is implemented to identify, assess, and manage our exposure to risk. The Board and its committees play an important role in overseeing executive management’s performance of their responsibilities relating to risk management. In general, this oversight includes working with executive management to determine an appropriate risk management culture, monitoring the amounts and types of risk taken in executing our business strategy and evaluating the effectiveness of risk management processes against the policies and procedures established to control those risks. We have adopted a risk management oversight structure designed to ensure that all significant risks are actively monitored by the entire Board or one of its committees. Furthermore, given the importance of the Bank’s operations to us, additional risk management oversight is provided by the Bank’s Board of Directors, members of which include certain of our directors.

In most cases, our respective Board committees are responsible for the oversight of specific risks as outlined in each of their respective charters. For example, the Credit Committee’s risk oversight responsibilities include oversight of the annual credit plan, lending policies, credit trends, the allowance for loan loss policy, and high risk portfolios and concentrations. In addition to its oversight of all aspects of our annual independent audit and the preparation of our financial statements, the Audit Committee has been delegated responsibility for oversight of risks associated with our internal controls, compliance with applicable laws and regulations, monitoring the implementation of our code of conduct and overseeing responses to reports of examination. The Compensation Committee has been delegated responsibility for oversight of our compensation programs, including evaluating whether any of these programs contain features that promote excessive risk-taking by management and other employees, either individually or as a group. The Executive Committee oversees our capital positions and capital management activities to ensure compliance with applicable regulatory requirements and to ensure that our capital levels are a source of financial strength. The Governance & Nominating Committee has been delegated responsibility for establishing and reviewing the adequacy of our code of conduct and ethics, reviewing and approving related party transactions, developing criteria and qualifications for board membership, considering, recommending, and recruiting candidates to fill new or vacant positions on the Board, and ensuring an effective and efficient system of governance is in place. The Technology & Business Process Improvement Committee has been delegated responsibility for ensuring adequate processes are in place to protect our data.

In addition to oversight of risk management by the Board and its committees, the Bank’s board of directors and its committees have been delegated the responsibility for overseeing management of the Bank’s lending activities, liquidity and capital position, asset quality, interest rate risk and investment strategies. The chairman of the Bank’s board communicates relevant information with respect to these activities to the full Board.

The Board’s committees carry out their responsibilities by requesting and obtaining reports and other information from management with respect to relevant risk areas. In addition to our committee structure, our entire Board periodically receives reports and information about key risks and enterprise risk management from the chief risk officer.

Audit Committee Pre-Approval Policies and Procedures

After we have retained our independent registered public accounting firm, following approval by the Audit Committee, advance approval for audit and audit-related services is not required. Although pre-approval is not required for these services, the Audit Committee has adopted a policy of approving such services either in advance or after the fact. The Audit Committee has also adopted a policy that requires advance approval of all non-audit or audit-related services performed by our independent registered public accounting firm when fees are expected to exceed $15,000. These policies are consistent with the Audit Committee charter. The Audit Committee has delegated to the Audit Committee Chairman, Ross E. Leckie, or any two other members of the Audit Committee, authority to approve services, subject to ratification by the Audit Committee at its next committee meeting.

Principal Accounting Fees and Services

RSM US, LLP was paid the following fees for services performed during the fiscal years ended December 31, 2015 and 2014:

	2015	2014

Audit fees(1)	$615,000	$664,875

Audit-related fees(2)	15,000	16,000

Tax fees	—	—

All other fees	—	—

(1)	Audit fees consist of fees for the annual audit and reviews of the quarterly reports on Form 10-Q, including procedures related to acquisitions.

(2)	Audit-related fees for 2015 relate to agreed-upon procedures related to the Absarokee Bancorporation, Inc. acquisition. Audit-related fees for 2014 consist of fees for review of our Registration Statement on Form S-4 filed with the SEC on February 20, 2014 and our Registration Statement on Form S-8 filed with the SEC on January 24, 2014.

Audit Committee Report

Report of the Audit Committee of the Board of Directors

March 16, 2016

To the Board of Directors of First Interstate BancSystem, Inc.:

The Audit Committee (“Committee”) operates under a charter approved by the Board of Directors (“Board”) that specifies the scope of the Committee’s responsibilities and how they are carried out. The Board has determined that all members of the Committee are independent based upon the standards adopted by the Board, which standards incorporate the independence requirements under applicable laws and regulations.

Management is responsible for the Company’s systems of internal controls and the financial reporting process. RSM US, LLP, the Company’s independent registered public accounting firm (“independent auditors”), is responsible for the integrated audit of the consolidated financial statements and internal controls over financial reporting. The Company’s internal auditors are responsible for preparing an annual audit plan and conducting internal audits under the control of the Chief Audit Executive, who is accountable to the Committee.

The Committee’s responsibility is to monitor and oversee these processes and procedures.

The Committee relies, without independent verification, on the information provided to it and on the representations made by management regarding the effectiveness of internal control over financial reporting, and that such financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The Committee also relies on the opinions of the independent auditors on the consolidated financial statements and on the effectiveness of internal control over financial reporting. The Committee’s oversight does not provide assurance that management’s and the auditor’s opinions and representations are correct.

The Committee reviewed and discussed the financial statements as of and for the year ended December 31, 2015 with management, the internal auditors and the independent auditors. The Committee’s review of and discussions about the financial statements included discussions about the quality, not just the acceptability, of the accounting principles used, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee also discussed with the independent auditors all communications required by the standards of the Public Company Accounting Oversight Board (PCAOB) and has received the written disclosures required by the PCAOB concerning independence. The Committee discussed with the independent auditors any relationships that might have an impact on their objectivity and independence and reviewed and approved the amount of fees paid for audit and audit-related services.

Based on the above-mentioned reviews and discussions, and subject to the limitations on its role and responsibilities described above and in the Committee charter, on February 29, 2016, the Committee recommended to the Board that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS:

Ross E. Leckie	David H. Crum

Dana L. Crandall	Theodore H. Williams

Shareholder Communications with the Board

We have not, to date, developed a formal process for shareholder communications with the Board. We believe our current informal process, in which any communication sent to the Board either generally or in care of the chief executive officer, corporate secretary or other corporate officer or director is forwarded to all members of the Board, has adequately served the Board’s and the shareholders’ needs.

Financial Code of Ethics

Our chief executive officer, chief financial officer and principal accounting officers or other persons performing similar functions are required to comply with our code of ethics for our chief executive officer and senior finance officers.

The purposes of the code of ethics are as follows:

•	to deter wrongdoing and to promote, among other things, honest and ethical conduct;
•	to promote full, fair, accurate, timely and understandable disclosure in SEC and public filings;
•	to promote compliance with applicable governmental laws, rules and regulations;
•	to facilitate prompt internal reporting of violations of the financial code of ethics; and
•	to oversee adherence to such code.

Employees may submit concerns or complaints regarding ethical issues on a confidential basis by means of a toll-free telephone hotline or the use of an internet-based reporting system. All concerns and complaints are reported to our security officer and audit committee chairman in a summary format for investigation. A current copy of our financial code of ethics is maintained on our website at www.FIBK.com.

COMPENSATION DISCUSSION AND ANALYSIS

The compensation discussion and analysis (“CD&A”) describes our executive compensation program for the following 2015 executive officers, collectively referred to as the “Named Executive Officers”:

•	Kevin P. Riley, President and Chief Executive Officer(1)
•	Marcy D. Mutch, Executive Vice President and Chief Financial Officer(2)
•	William D. Gottwals, Executive Vice President and Chief Banking Officer(3)
•	Kevin J. Guenthner, Senior Vice President and Chief Information Officer
•	Robert M. Cerkovnik, Senior Vice President and Chief Credit Officer(4)
•	Ed Garding, former President and Chief Executive Officer(5)
•	Michael G. Huston, former Executive Vice President and Chief Banking Officer(6)

(1)	Mr. Riley assumed the role of President and Chief Executive Officer on September 23, 2015. Mr. Riley was previously the Company’s Executive Vice President and Chief Financial Officer.
(2)	Ms. Mutch assumed the role of Executive Vice President and Chief Financial Officer on September 23, 2015. Ms. Mutch was previously the Company’s Senior Vice President and Investment Relations Officer.
(3)	Mr. Gottwals joined the Company as Executive Vice President and Chief Banking Officer on November 16, 2015.
(4)	Mr. Cerkovnik resigned from the Company effective February 12, 2016.
(5)	Mr. Garding retired as the Company’s President and Chief Executive Officer effective September 23, 2015.
(6)	Mr. Huston resigned from the Company effective October 19, 2015.

2015 Financial Performance

First Interstate’s year was driven by solid performance, improved efficiency and the successful acquisition of Absarokee Bancorporation, Inc., a $73 million financial institution operating in markets immediately adjacent to our current footprint. In 2015 we saw strong loan demand throughout our markets and our loan growth was well-balanced across all of our commercial and consumer portfolios, with total loan growth of 7.1% year-over-year. Our deposit base remained stable at just over $7 billion.

During 2015, we reported earnings of $86.8 million, or $1.90 per diluted share. Earnings levels were driven by loan growth, stable credit quality and continued improvement in our efficiency ratio. During 2015, we recorded $795 thousand of acquisition-related expenses and $5.0 million of legal and settlement expenses, all of which we consider to be non-core. Exclusive of non-core expenses and net investment securities gains, our 2015 earnings were $90.3 million, or $1.98 per diluted share, a 1.1% increase over 2014 earnings of $89.3 million, or $1.98 per diluted share. Core return on average equity was 9.75% and our core return on average assets was 1.06%.

We have consistently reported net income to shareholders for the last 28 years, and have paid over 21 years of consecutive quarterly dividends. During 2015, we increased quarterly dividends by 25% to $0.20 per common share and announced an additional 10% increase in quarterly dividends to $0.22 per common share during first quarter 2016. Our total shareholder return was 7.62% in 2015, as compared to 0.5% in 2014.

Three-year financial metrics are shown in the tables below. Financial metrics in the tables below are presented exclusive of non-core expenses and net investment securities gains.

Compensation of Executive Officers

Our executive compensation program is aligned with our business strategy and is designed to attract and retain qualified executive officers, reward business results and exceptional individual performance, and most importantly, maximize shareholder value.

Key Features of our Executive Compensation Program:

What we do	What we don’t do
Emphasize pay for performance	No short-selling or hedging of Company securities

Use of multiple performance measures and caps on potential incentive payments	No single-trigger vesting of equity awards upon change in control

Use of an independent compensation consultant	No excessive perquisites

Minimum stock ownership guidelines	No excise tax gross ups

Clawback policy to recapture incentive payments	No repricing or recycling of shares

Discourage risk taking by reserving right to use discretion in the payout of all incentives	No trading in Company securities during designated black-out periods, except under valid trading plans

What We Pay and Why: Goals and Elements of Compensation:

Emphasis on pay for performance	Attract, retain and motivate talented and experienced executives within the banking industry	Recognize and reward executives whose skill and performance are critical to our success	Align interests of our executives with our shareholders	Discourage inappropriate risk taking

Elements of Total Compensation

Summary of average target Named Executive Officer compensation as of December 31, 2015

We have three primary elements of compensation: base salary, annual short-term incentive and long-term incentive

Base Salary
•	Competitive fixed base of cash compensation
•	Amount based on individual factors such as scope of responsibility, experience and strategic impact
•	Approximately 55% of total compensation
Annual Short-Term Incentive (STI) Cash Award
•	Based on individual and Company performance; not guaranteed
•	Aligned with Company financial and growth objectives
•	Award opportunities established at threshold, target and maximum values
•	Approximately 22% of total compensation
Long-Term Incentive (LTI) Performance-Based Restricted Stock (PSA) and Time-Based Restricted Stock (RSA)
•	Emphasis on long-term Company performance compared to peers
•	Objective to retain and engage executive officers
•	Approximately 23% of total compensation

To promote a culture that aligns the interests of management with those of our shareholders, our 2015 executive compensation program focused on an appropriate mix of fixed and variable compensation as illustrated in the charts below.

The 2015 Average Pay Mix for Named Executive Officers, excluding our Chief Executive Officer, appears more heavily weighted toward fixed pay because Mr. Gottwals and Mr. Cerkovnik did not receive variable short-term incentives during 2015. Had Mr. Gottwals and Mr. Cerkovnik received short-term incentive pay-outs at adjusted targeted amounts, the Named Executive Officer 2015 Average Pay Mix would have been 58% fixed and 42% variable, with 14% of the variable in the form of short-term incentives and 28% in the form of long-term incentives.

Factors Considered in Determining Executive Compensation

Compensation Consultant and Management

The Compensation Committee approves our compensation structure, policy and programs to ensure we have in place appropriate executive officer incentives and employee benefits. Outside members of the Compensation Committee (those members meet both the definition of a non-employee director, as that term is defined for purposes of Rule 16b-3 under the Exchange Act, and an outside director, as that term is defined for purposes of Section 162(m) of the Code) annually review and determine the salary, short-term incentives and long-term equity incentives awarded to our Chief Executive Officer, approve all executive officers’ compensation, and approve the total dollar value of equity awards for all other officers, taking into consideration non-binding recommendations from non-outside members, market analysis, input by the Committee’s independent compensation consultant and the recommendations of our Chief Executive Officer, except with respect to his own position.

Role of Compensation Consultants/Peer Group Market Analysis

We use comparative executive officer compensation data publicly disclosed by a peer group of public companies in addition to compensation survey data to evaluate the competitiveness of our executive officer compensation and to guide the compensation for newly hired executive officers. During 2015, and extending through 2016, the compensation committee engaged the services of Pearl Meyer & Partners, (“PM&P”), a compensation consulting firm, to assist with our executive compensation review and to provide competitive market data. PM&P performed a comprehensive review of our executive compensation in 2015 by obtaining proxy data based on PM&P’s recommended peer group, which includes banking organizations with asset size, geography and operational characteristics similar to ours. The peer group, which did not change from the previous year, was composed of the following banks:

BancFirst Corporation	IberiaBank Corporation

BancorpSouth, Inc.	International Bancshares Corporation

Banner Corporation	National Penn Bancshares

Chemical Financial Corporation	NBT Bancorp

Columbia Banking System, Inc.	Old National Bancorp

F.N.B. Corporation	Park National Corporation

First Financial Bancorp	Renasant Corporation

First Merchants Corporation	Trustmark Corporation

First Midwest Bancorp, Inc.	United Bankshares

Glacier Bancorp, Inc.	United Community Banks, Inc.

Heartland Financial USA, Inc.	WesBanco, Inc.

The compensation committee exercises its business judgment and discretion in determining executive compensation and generally targets market competitive (50th percentile) base pay, incentives and total cash compensation within the peer group. The compensation committee also takes into consideration data from salary surveys conducted by the American Bankers Association, McLagan, Mercer, PM&P and Towers Watson in determining executive compensation.

Analysis of Executive Officer Compensation

Base Salaries

The outside members of the compensation committee approved the 2015 base salary of Mr. Riley, our current chief executive officer, and Mr. Garding, our former chief executive officer, and approved the 2015 compensation of other executive officers, including the Named Executive Officers, as recommended by our Chief Executive Officer. Increases to base salary ranged from 4.0% to 9.0% in 2015, and were based on the compensation committee’s review of market data from our peer group defined above.

The following table shows the 2015 base salary of each Named Executive Officer.

Officer	12/31/2015 Base Salary ($)

Kevin P. Riley(1)	$525,000

Marcy D. Mutch(2)	225,000

William D. Gottwals(3)	300,000

Kevin J. Guenthner	222,341

Robert M. Cerkovnik(4)	208,299

Ed Garding(5)	586,560

Michael G. Huston(6)	254,469

(1)	Mr. Riley assumed the role of President and Chief Executive Officer on September 23, 2015. Mr. Riley was previously the Company’s Executive Vice President and Chief Financial Officer.
(2)	Ms. Mutch assumed the role of Executive Vice President and Chief Financial Officer on September 23, 2015. Ms. Mutch was previously the Company’s Senior Vice President and Investment Relations Officer.
(3)	Mr. Gottwals joined the Company as Executive Vice President and Chief Banking Officer on November 16, 2015.
(4)	Mr. Cerkovnik resigned from the Company effective February 12, 2016.
(5)	Mr. Garding retired as the Company’s President and Chief Executive Officer effective September 23, 2015.
(6)	Mr. Huston resigned from the Company effective October 19, 2015.

Short-Term Incentives

Our executive officers are eligible for annual cash-based short-term incentives under the 2015 Equity Incentive Plan. The Compensation Committee sets the value of the short-term incentive award as a percentage of an executive’s base salary. Varying short-term incentive award percentages reflect the Compensation Committee’s belief that an executive officer’s scope of work, responsibilities and performance all be considered when awarding incentives. Award opportunities are established at threshold, target and maximum levels. The maximum level of each metric is capped at 150% of target. The pay-out percentage will be interpolated on a linear basis, except that the pay-out percentage will equal 0% for a ranking below the minimum of 50% of target. The 2015 short-term incentive plan awards for the Named Executive Officers were based on individual performance and Company performance, which was measured by core net income, core efficiency ratio and growth in customer accounts. Performance measures were aligned with the operating objectives of the Company’s business. Short-term incentives payouts in for the Company in 2015 were 69.51% of target.

	Performance Goals				Actual

Metric	Weight	Minimum 50% of Target	Target Performance	Maximum 150% of Target	Actual Results	Weighted Average Payout %

Core Net Income (in thousands)	40%	$85,204	$94,671	$104,138	$90,314	30.80%

Core Efficiency Ratio Before Final STI Adjustment	30	61.89%	59.89%	57.89%	62.58%	0.00

Growth in Number of Accounts:

Credit Cards	10	2,400	3,000	3,300	3,189	13.15

Home Loans	10	4,770	5,300	5,830	5,360	10.56

Wealth Management	10	192	240	264	334	15.00

Total	100%					69.51%

Short-term incentives payouts for the Named Executive Officers ranged from 0% to 103% in 2015. As a group, the Named Executive Officer’s short-term incentive payouts in 2015 were 72.18% of target. The following table shows the 2015 short-term incentive payouts for each Named Executive Officer.

		Performance Goals			Actual
Officer	12/31/15 Base Salary ($)	Target % of Base Salary	Adjusted Target Value(1)	Actual % of Target Value	2015 Actual Total Payout Value		Weighted Average Payout %
Kevin P. Riley	$525,000	50%	$162,033	100.00%	$162,033	(2)

Marcy D. Mutch	225,000	40	46,500	103.23	48,000	(3)

William D. Gottwals	300,000	40	—	—	—	(4)

Kevin J. Guenthner	222,341	33	73,373	65.42	48,000

Robert M. Cerkovnik	208,299	33	68,739	—	—

Ed Garding	586,560	50	293,280	70.50	206,762	(5)

Michael G. Huston	—	—	—	—	—	(6)
Total			$643,925		$464,795		72.18%

(1)	2015 Target Value has been adjusted to reflect pro rata adjustments to the target percentage of base salary for Named Executive Officers serving in their roles for a partial year.
(2)

Mr. Riley assumed the role of President and Chief Executive Officer on September 23, 2015. Previously, Mr. Riley was the Company’s Executive Vice President and Chief Financial Officer. Mr. Riley’s 2015 Actual Total Payout Value is based on a target percentage of base salary of 40% from January 1, 2015 through September 22, 2015 and 50% from September 23, 2015 through December 31, 2015.

(3)

Ms. Mutch assumed the role of Executive Vice President and Chief Financial Officer on September 23, 2015. Previously, Ms. Mutch was the Company’s Senior Vice President and Investment Relations Officer. Ms. Mutch’s 2015 Actual Total Payout Value is based on a target percentage of base salary of 25% from January 1, 2015 through September 22, 2015 and 40% from September 23, 2015 through December 31, 2015.

(4)	Mr. Gottwals joined the Company as Executive Vice President and Chief Banking Officer on November 16, 2015, and was not eligible for short-term incentives in 2015.
(5)	Mr. Garding’s 2015 Actual Total Payout Value is based on a target percentage of base salary of 50% from January 1, 2015 through December 31, 2015.
(6)	Mr. Huston resigned from the Company effective October 19, 2015.

Long-Term Incentives

We believe long-term equity incentive compensation encourages employees to focus on our long-term performance. Long-term incentives in the form of equity compensation also provides an opportunity for executive officers and certain designated key employees to increase their equity ownership in the Company, further aligning their interests with those of our shareholders.

In 2015, long-term incentives awarded to the Named Executive Officers included an equal mix of performance vested and time vested restricted stock. The chief executive officer and chief financial officer were awarded long-term incentives equal to 50% of their base salary, and the remaining Named Executive Officers received long-term incentives equal to 35% of their base salaries. The value of the long-term incentive awards to our officers, including the Named Executive Officers, is based primarily on the individual’s ability to influence the Company’s long-term growth and profitability.

Time vested restricted stock awards have a three-year graded vesting period. Performance vested restricted stock awards can range from 0% to 150% of target based on performance and is determined by multiplying the target number of performance vested restricted shares by an adjustment percentage based on the three-year return on average assets, three-year return on average equity and the three-year total shareholder return average of our results relative to a peer group comprised of the SNL Financial index of bank holding companies with total assets between $4.0 billion and $12.0 billion (SNL Index). The adjustment percentage will be interpolated on a linear basis, except that the adjustment percentage will equal 0% for a ranking below the 35th percentile. The measurement date for 2015 performance vested restricted stock awards is September 30, 2017, using the previous 12 quarters.

Vesting is as follows:

Percentile Ranking	Adjustment Percentage

Below 35th percentile	0%
35th to < 41st percentile	50%
41st to < 51st percentile	75%
51st to < 61st percentile	100%
61st to < 76th percentile	125%
76th percentile or higher	150%

All awards under our equity compensation plan are based on the closing price of the underlying common stock as quoted on NASDAQ Stock Market for the last market trading day prior to the date of the award. Dollar values of the annual awards of long-term incentives to executives have historically been approved at the compensation committee’s regularly scheduled meeting in January with the date of the awards specified at that time.

In conjunction with his appointment as chief executive officer effective September 23, 2015, Mr. Riley was awarded 10,818 shares of time vested restricted stock. In conjunction with her appointment as chief financial officer effective September 23, 2015, Ms. Mutch was awarded 1,803 shares of time vested restricted stock.

During 2015, certain performance vested restricted shares awarded to executive officers in 2013 vested at 83.33% based upon achievement of pre-defined performance objectives. During 2015, Mr. Garding vested in 4,355 performance vested restricted shares, Mr. Guenthner vested in 1,320 performance vested restricted shares and Mr. Cerkovnik vested in 562 performance vested restricted shares.

Comprehensive Benefits Package

We provide a competitive benefits package to all full-time employees, including the Named Executive Officers, that includes health and welfare benefits, such as medical, dental, vision care, disability insurance and life insurance benefits, and a 401(k) savings plan. We also provide a profit sharing plan for all non-temporary employees under which contributions are made as authorized by our Board. Participants vest in profit sharing amounts after three years of service.

We provide a non-qualified deferred compensation plan under which eligible participants may defer a portion of their base salary or short-term incentives subject to certain maximums as set forth by the plan administrator. Additionally, we make discretionary contributions on behalf of the executive officer participants for 401(k) plan matching contributions and profit sharing contributions in excess of Code limitations. Other contributions on behalf of a participant may be made at the discretion of our Board.

We have obtained life insurance policies covering selected officers of our banking subsidiary, First Interstate Bank, including certain of our Named Executive Officers. Under these policies, we receive benefits payable upon death of the insured. An endorsement split dollar agreement or survivor income benefit agreement has been executed with each of the insureds whereby a portion of the death benefit or a lump-sum survivor benefit is payable to the insured’s designated beneficiary if the participant is employed by us at the time of death.

Perquisites

Perquisites offered to the Named Executive Officers may include payment of social club dues and the use of a company automobile.

Severance and Change-in-Control Benefits

We provide severance pay and other benefits to executive officers, including the Named Executive Officers, whose employment is terminated, including through involuntary termination by us without cause and, in some cases, voluntary termination by the executive for good reason. These arrangements provide security of transition income and benefit replacements that allow such executives to focus on our prospective business priorities that create value for shareholders. We believe the level of severance and benefits provided by these arrangements is consistent with the practices of our peers and are necessary to attract and retain key employees. Potential payments and benefits available under these arrangements are discussed further under “Potential Payments upon Termination or Change of Control.” Other than Mr. Riley, our Named Executive Officers are not entitled to any payment resulting from a change in control.

Other Matters

Tax Considerations

Section 162(m) of the Code generally disallows an income tax deduction to public companies for annual compensation in excess of $1 million paid to the chief executive officer and the three other most highly compensated named executive officers (excluding the chief financial officer). Compensation that qualifies as “performance-based” or satisfies another exception is excluded for purposes of calculating the amount of compensation subject to the $1 million limit. The Compensation Committee considers tax and accounting consequences in developing and implementing our executive compensation program and believes that compensation paid under our management incentive plans is generally fully deductible for federal income tax purposes.

Securities Trading Policy

Our insider trading policy prohibits our directors and employees from trading in our securities during certain designated blackout periods and otherwise while they are aware of material non-public information, and from engaging in hedging transactions or short sales and trading in puts and calls with respect to our securities. The policy also discourages holding our securities in a margin account or pledging our securities as collateral for a loan.

Clawback Provisions

In 2011, based on the Compensation Committee’s recommendation, the Board approved a clawback policy for all Section 16 reporting officers, including the Named Executive Officers. The clawback policy authorizes the Board to recoup all performance-based compensation paid during the years affected by a financial restatement or executive misconduct. Based upon the facts and circumstances surrounding the restatement, the Board may also direct the Company to cancel any equity-based awards granted to the executives during the applicable time period and recoup any gains realized during the time period with respect to equity-based awards.

Stock Ownership Guidelines

In order to further align the interests of the employees with the interests of the Company, our Board approved a stock ownership guideline policy whereby each executive officer is expected to acquire and maintain ownership of our common stock equal in value to a specified multiple of the executive officer’s base salary.

The policy recommends the following stock holdings for our Named Executive Officers:

Stock Ownership Guideline

Chief executive officer	Five (5) times base salary
Named executive officers (excluding chief executive officer)	Three (3) times base salary

Stock holdings are measured at the end of each year using the year’s closing stock price. Each Named Executive Officer is expected to meet the ownership guidelines by the later of January 1, 2017 or five years from the date he or she became a named executive officer. While the Named Executive Officers are not required to meet the recommended level of holding until January 1, 2017 at the earliest, all but three recently appointed Named Executive Officers have met the recommended levels of stock ownership.

Equity Granting Practices

The Board of Directors, based on the recommendation of the Compensation Committee, adopted the 2015 Equity Incentive Plan pursuant to which the compensation committee (or a subcommittee thereof) approves equity awards to certain officers, including the Named Executive Officers. Awards are granted to advance the interests of our shareholders by enhancing our ability to attract, retain and motivate employees and directors who are expected to make important contributions to us by providing them with both equity ownership opportunities and performance-based incentives intended to align their interests with those of our shareholders. The Compensation Committee has delegated authority to the Company’s chief executive officer, subject to certain terms and limitations as established by the Committee, to make awards to employees who are not Section 16 officers. For additional information regarding our equity compensation plans, see “Equity Compensation Plans.”

Results of Shareholder Advisory Approval of Named Executive Officer Compensation

At the 2015 Annual Meeting of Shareholders, shareholders were asked to approve, on an advisory basis, the Named Executive Officer compensation for 2014 as reported in our 2015 proxy statement. This say-on-pay proposal was approved by over 96% of the shares present and entitled to vote. The Compensation Committee considered the results of the 2015 advisory vote along with shareholder input and other factors discussed in this Compensation Discussion and Analysis and concluded that no changes to our compensation policies and practices were warranted in response to the shareholder advisory vote.

Risk Assessment of Compensation Programs

The Compensation Committee designs our compensation programs to encourage appropriate risk taking while discouraging behavior that may result in unnecessary or excessive risk. In this regard, the following elements have been incorporated in our compensation programs for executive officers:

Use of multiple metrics in annual incentive plan and use of two long-term incentive vehicles for executive officers

Each short-term incentive award metric capped at 150%

Performance-based share awards capped at 150%

Time-based share awards vest ratably over three years

Emphasis on long-term and performance-based compensation

Formal clawback policies applicable to both cash and equity compensation

Alignment of interests of our executive officers with the long-term interests of our shareholders through stock ownership guidelines that call for significant share ownership

The Compensation Committee periodically reviews with management an assessment of whether risks arising from the Company’s compensation policies and practices for all employees are reasonably likely to have a material adverse effect on the Company, as well as the means by which any potential risks may be mitigated, such as through governance and oversight policies. Based on its most recent assessment, the Compensation Committee concluded that our compensation policies and practices for all employees do not create risks that are reasonably likely to have a material adverse effect on the Company.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement and be incorporated by reference into the Company’s 2015 Form 10-K.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

Teresa A. Taylor, Chair	Charles E. Hart, M.D.	William B. Ebzery
John M. Heyneman, Jr.	David L. Jahnke	Randall I. Scott
Michael J. Sullivan

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

2015 Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the Named Executive Officers for the fiscal years ended December 31, 2015, 2014 and 2013. When approving total compensation for each of the NEOs, the compensation committee considers compensation paid to executives in comparable financial institutions.

						Non-Equity	All
			Short-	Stock	Option	Incentive Plan	Other
Name and		Salary	Term	Awards	Awards	Compensation	Compensation		Total
Position		($)	($)	($)(6)	($)(7)	($)	($)(8)		($)

Kevin P. Riley(1)	2015	$427,652	$162,033	$454,530	$—	$—	$117,804	(9)	$1,162,019
President & Chief	2014	307,270	128,260	150,030	—	—	23,964	(9)	609,524
Executive Officer	2013	131,539	56,700	266,880	—	—	65,910	(9)	521,029

Marcy D. Mutch(2)	2015	155,938	48,000	69,923	—	—	8,969		282,830
Exec. Vice President &	2014	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Chief Financial Officer	2013	N/A	N/A	N/A	N/A	N/A	N/A		N/A

William D. Gottwals(3)	2015	40,385	—	—	—	—	62,019	(10)	102,404
Exec. Vice President &	2014	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Chief Banking Officer	2013	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Kevin J. Guenthner	2015	228,224	48,000	72,017	—	—	14,996		363,237
Senior Vice President &	2014	205,385	70,498	70,298	—	—	14,540		360,721
Chief Information Officer	2013	200,334	68,450	47,734	20,472	—	13,448		350,438

Robert M. Cerkovnik	2015	213,202	—	66,839	—	—	17,558	(11)	297,599
Senior Vice President &	2014	185,962	65,440	61,625	—	—	15,349	(11)	328,376
Chief Credit Officer	2013	175,341	75,083	20,354	8,718	—	14,029	(11)	293,525

Ed Garding(4)	2015	612,646	206,762	281,949	—	—	53,092	(12)	1,154,449
President & Chief	2014	553,330	292,631	234,935	—	—	55,755	(12)	1,136,651
Executive Officer	2013	474,312	235,000	157,511	67,499	—	44,906	(12)	979,228

Michael G. Huston(5)	2015	233,389	—	84,883	—	—	346,005	(13)	664,277
Exec. Vice President &	2014	241,229	82,991	82,775	—	—	20,491	(13)	427,486
Chief Banking Officer	2013	235,449	80,578	56,309	24,147	—	24,548	(13)	421,031

(1)	Mr. Riley assumed the role of President and Chief Executive Officer on September 23, 2015. Mr. Riley was previously the Company’s Executive Vice President and Chief Financial Officer.

(2)	Ms. Mutch assumed the role of Executive Vice President and Chief Financial Officer on September 23, 2015. Ms. Mutch was previously the Company’s Senior Vice President and Investment Relations Officer.

(3)	Mr. Gottwals joined the Company as Executive Vice President and Chief Banking Officer on November 16, 2015.

(4)	Mr. Garding retired as the Company’s President and Chief Executive Officer effective September 23, 2015.

(5)	Mr. Huston resigned from the Company effective October 19, 2015.

(6)

The amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Stock awards are a combination of time and performance restricted stock awards. Mr. Riley was awarded 12,000 shares of time restricted stock in 2013; 2,958 shares of time restricted and 2,958 shares of performance restricted stock in 2014; and 13,773 shares of time restricted stock and 2,955 shares of performance restricted stock in 2015. Ms. Mutch was awarded 294 shares of time restricted stock in 2013; 204 shares of time restricted stock and 204 shares of performance restricted stock in 2014; and 2,184 shares of time restricted stock and 381 shares of performance restricted stock in 2015. Mr. Guenthner was awarded 1,188 shares of time restricted stock and 1,584 shares of performance restricted stock in 2013; 1,386 shares of time restricted and 1,386 shares of performance restricted stock in 2014; and 1,377 shares of time restricted stock and 1,377 shares of performance restricted stock in 2015. Mr. Cerkovnik was awarded 507 shares of time restricted stock and 675 shares of performance restricted stock in 2013; 1,215 shares of time restricted stock and 1,215 shares of performance restricted stock in 2014; and 1,278 shares of time restricted stock and 1,278 shares of performance restricted stock in 2015. Mr. Garding was awarded 3,921 shares of time restricted and 5,226 shares of performance restricted stock in 2013; and 4,632 shares of time restricted and 4,632 shares of performance restricted stock in 2014; and 5,391 shares of time restricted and 5,391 shares of performance restricted stock in 2015. Mr. Huston was awarded 1,401 shares of time restricted and 1,869 shares of performance restricted stock in 2013; and 1,632 shares of time restricted and 1,632 shares of performance restricted stock in 2014; and 1,623 shares of time restricted stock and 1,623 shares of performance restricted stock in 2015.

The value in the above table includes 2013 performance shares based on average ROA, ROE and TSR performance at the 70th to 79th percentile; and the value of the 2014 and 2015 performance shares based on average ROA, ROE and TSR performance at the 51st to 60th percentile. The maximum vesting for the performance awards is 125% of the shares if average ROA, ROE and TSR performance is at or above the 91st percentile of the SNL Index for 2013 and 150% of the shares if average ROA, ROE and TSR are at or above 76% percentile of the SNL Index for 2014 and 2015.

The 2013 time and performance vested awards to all named executive officers except for Mr. Riley were valued at $17.22 per share as of the grant date; and the 2013 time vested award to Mr. Riley was valued at $22.24 per share as of the grant date. The 2014 time and performance vested awards were valued at $25.36 per share as of the grant date, and the 2015 time and performance vested awards were valued at $26.15 per share as of the grant date. Additional time restricted awards, valued at $27.73 per share as of the grant date, were awarded to Mr. Riley upon his appointment as chief executive officer and Ms. Mutch upon her appointment as chief financial officer in September 2015.

(7)

The amounts reflect the aggregate grant date fair value, for the periods presented, computed in accordance with FASB ASC Topic 718. For information and assumptions related to the calculation of these amounts, see Notes 1 and 21 of the Notes to Consolidated Financial Statements included in our Annual Report filed on Form 10-K for the fiscal year ended December 31, 2015.

(8)

The amounts shown reflect for each Named Executive Officer: contributions by us to our qualified profit sharing and employee savings plans, under Section 401(k) of the Code; contributions by us to our nonqualified deferred compensation plan; imputed income from our split dollar life insurance plans; “gross up” amounts to cover taxes on the imputed income from the split dollar life insurance plans and premiums paid by us for individual long-term care plans; and dividends on unvested restricted stock. The amounts do not reflect premiums paid by us for group health, life and disability insurance policies that apply generally to all salaried employees on a nondiscriminatory basis.

(9)

The amounts in the All Other Compensation column for Mr. Riley also reflect income from amounts paid by us for social club dues, the personal use of a company vehicle and moving and relocation expenses incurred in 2013.

(10)	The amounts in the All other Compensation column for Mr. Gottwals also reflect a signing bonus of $60,000.

(11)	The amounts in the All Other Compensation column for Mr. Cerkovnik also reflect income from amounts paid by us for social club dues.

(12)	The amounts in the All Other Compensation column for Mr. Garding also reflect income from amounts paid by us for social club dues and the personal use of a company vehicle.

(13)	The amounts in the All Other Compensation column for Mr. Huston also reflect income from amounts paid by us for social club dues and a separation payment in 2015.

Equity Compensation Plans

The Company has equity awards outstanding under three stock-based compensation plans; the 2015 Equity Incentive Plan (the “2015 Plan”), the 2006 Equity Compensation Plan, as amended and restated, (the “2006 Plan”) and the 2001 Stock Option Plan. These plans were primarily established to enhance the Company’s ability to attract, retain and motivate employees.

The 2015 Plan, approved by the Company’s shareholders in May 2015, was established to provide us with flexibility to select from various equity-based performance compensation methods, and to be able to address changing accounting and tax rules and corporate governance practices by optimally utilizing performance based compensation. The 2015 Plan did not increase the number of shares of common stock available for awards under the 2006 Plan.

The 2006 Plan, approved by the Company’s shareholders in May 2006 and May 2014, was established to consolidate into one plan the benefits available under the 2001 Stock Option Plan and all other then existing share-based award plans (collectively with the 2006 Plan, the “Previous Plans”). The Previous Plans continue with respect to awards made prior to June 2015. All equity compensation awards granted subsequent to March 29, 2010 are for shares of our Class A common stock. All awards granted prior to March 29, 2010 are for shares of our Class B common stock.

The 2015 Plan contains the following important features:

The maximum number of shares of our Class A common stock reserved for issuance under the 2015 Plan was 2,000,000, which was approximately 9.2% of our previously-existing Class A common stock outstanding at the time of shareholder approval.

The 2015 Plan prohibits the repricing of awards without shareholder approval.

The 2015 Plan prohibits the recycling of shares.

Awards under the 2015 Plan are subject to broad discretion by the Compensation Committee administering the plan.

All awards under the 2015 Plan are based on the closing price of the underlying common stock as quoted on NASDAQ Stock Market for the last market trading day prior to the date of the award.

The following terms apply to equity awards granted for each of the last three years:

•	Stock options - three-year graded vesting period, with a term of no more than 10 years;

•	Time-restricted awards - three-year graded vesting period; and

•	Performance-restricted awards - cliff vesting as of December 31st of the third year following the year of the award, based on achievement of specified performance conditions.

2015 Grants of Plan-Based Awards

						All Other
						Stock
						Awards:
			Estimated Future Payouts Under			Number of	Grant Date
			Equity Incentive Plan Awards			Shares of	Fair Value of
		Committee				Stock or	Stock and
	Grant	Approval	Threshold	Target	Maximum	Units	Option
Name	Date	Date	(#)(2)	(#)(3)	(#)(4)	(#)(5)	Awards

Kevin P. Riley	2/15/2015	1/21/2015	—	—	—	2,955	$77,273
	2/15/2015	1/21/2015	1,478	2,955	4,433	—	77,273
	9/24/2015	9/23/2015	—	—	—	10,818	299,984

Marcy D. Mutch	2/15/2015	1/21/2015	—	—	—	381	9,963
	2/15/2015	1/21/2015	191	381	572	—	9,963
	9/24/2015	9/23/2015	—	—	—	1,803	49,997

William D. Gottwals(1)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Kevin J. Guenthner	2/15/2015	1/21/2015	—	—	—	1,377	36,009
	2/15/2015	1/21/2015	689	1,377	2,066	—	36,009

Robert M. Cerkovnik	2/15/2015	1/21/2015	—	—	—	1,278	33,420
	2/15/2015	1/21/2015	639	1,278	1,917	—	33,420

Ed Garding	2/15/2015	1/21/2015	—	—	—	5,391	140,975
	2/15/2015	1/21/2015	2,696	5,391	8,087	—	140,975

Michael G. Huston	2/15/2015	1/21/2015	—	—	—	1,623	42,441
	2/15/2015	1/21/2015	812	1,623	2,435	—	42,441

(1)	Mr. Gottwals joined the Company as Executive Vice President and Chief Banking Officer on November 16, 2015.

(2)

This represents the threshold payout of 50% of target on the performance shares awarded, one third of which is based on ROA, one third on ROE and the remaining one third on TSR. In order to receive this threshold payout, the Company’s future three-year ROA/ROE/TSR must be at the 35th percentile or above when compared to the SNL Index defined earlier.

(3)

This represents the target payout of 100% of target on the performance vested restricted shares awarded, one third of which is based on ROA, one third on ROE and the remaining one third on TSR. In order to receive this threshold payout, the Company’s future three-year ROA/ROE/TSR must be at the 51st percentile or above when compared to the SNL Index defined earlier. Dividends are paid on performance vested restricted shares that vest at the same rate as dividends are paid to other shareholders.

(4)

This represents the maximum payout of 150% of target on the performance shares awarded, one third of which is based on ROA, one third on ROE and the remaining one third on TSR. In order to receive this threshold payout, the Company’s future three-year ROA/ROE/TSR must be at the 76th percentile or above when compared to the SNL Index defined earlier.

(5)

This represents the shares of time restricted stock that vest at a rate of 33% each year through February 15, 2018, contingent on continued employment. Dividends are paid out on these shares at the same time and same rate as dividends are paid to other shareholders.

Outstanding Equity Awards at 2015 Fiscal Year-End

	Option Awards				Stock Awards
								Equity Incentive
						Market	Equity Incentive	Plan Awards:
	Number of	Number of			Number of	Value of	Plan Awards:	Market Value or
	Securities	Securities			Shares or	Shares or	Number of	Payout Value of
	Underlying	Underlying			Units of	Units of	Unearned Shares	Unearned Shares
	Unexercised	Unexercised	Option	Option	Stock That	Stock	Units or Other	Units or Other
	Options	Options	Exercise	Expiration	Have Not	That Have	Rights That Have	Rights That Have
	Exercisable	Unexercisable	Price	Date	Vested	Not Vested	Not Vested	Not Vested
Name	(#)	(#)(1)	($)		(#)(2)	($)	(#)(3)	($)

Kevin P. Riley	—	—	$—	—	19,745	$573,987	5,913	$171,891

Marcy D. Mutch	398	—	14.37	2/17/2022	—	—	—	—
	—	486	17.22	2/15/2020	—	—	—	—
	—	—	—	—	2,418	70,291	585	17,006

William D. Gottwals	—	—	—	—	—	—	—	—

Kevin J. Guenthner	1,449	—	14.20	2/14/2021	—	—	—	—
	2,977	—	14.37	2/17/2022	—	—	—	—
	3,918	1,960	17.22	2/15/2020	—	—	—	—
	—	—	—	—	2,697	78,402	2,763	80,320

Robert M. Cerkovnik	—	835	17.22	2/12/2019	—	—	—	—
	—	—	—	—	2,257	65,611	2,493	72,472

Ed Garding	6,284	—	15.00	2/1/2019	—	—	—	—
	12,375	—	14.37	2/1/2019	—	—	—	—
	12,920	6,460	17.22	2/1/2019	—	—	—	—
	—	—	—	—	9,786	284,479	10,023	291,369

Michael G. Huston	471	—	14.20	10/20/2018	—	—	—	—
	4,165	—	14.37	10/20/2018	—	—	—	—
	4,622	—	17.22	10/20/2018	—	—	—	—

(1)

All options granted after 2008, all of which expire subsequent to 2018, vest at a rate one-third upon each anniversary of the grant date. All options granted prior to 2009, all of which expire prior to 2018, vest at a rate of 25% upon grant and 25% each year thereafter.

(2)	Represents unvested time restricted stock, which at original issuance vested at a rate of one-third each year, contingent on continued employment.

(3)

Represents the threshold number of performance restricted stock shares that are expected to vest December 31, 2016 or December 31, 2017 based upon achievement of specified performance conditions and continued employment.

Option Exercises and Stock Vested in 2015

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	On Exercise	Acquired on Vesting	On Vesting
Name	(#)	($)(1)	(#)	($)(2)

Kevin P. Riley	$—	$—	3,271	$138,144

Marcy D. Mutch	972	11,149	175	7,374

William D. Gottwals	—	—	—	—

Kevin J. Guenthner	—	—	1,673	72,819

Robert M. Cerkovnik	469	19,919	919	39,784

Ed Garding	8,404	72,827	6,952	234,833

Michael G. Huston	18,916	230,803	869	36,976

(1)

The amount in the Value Realized On Exercise column reflects the difference between the stock option exercise price and the closing price of the stock on the day prior to exercise multiplied by the number of shares acquired.

(2)	The amount in the Value Realized On Vesting column reflects the closing price of the stock on the day prior to vesting multiplied by the number of shares vesting.

2015 Non-Qualified Deferred Compensation

The Company has a non-qualified deferred compensation plan (the “Deferred Compensation Plan”) established for the benefit of a select group of management and highly compensated employees, including Named Executive Officers. Under the terms of our Deferred Compensation Plan, eligible employees, as determined by our Board or Compensation Committee, may defer a portion of base salary or short-term incentives subject to certain maximums as set forth by the plan administrator. Deferral elections are made by eligible executives during the last quarter of each year for amounts to be earned in the following year. We make discretionary contributions to the Deferred Compensation Plan on behalf of the executive officer participants for 401(k) plan matching contributions and profit sharing contributions in excess of Code limitations. Other contributions on behalf of a participant may be made at the discretion of our Board.

The deferral account of each participant is adjusted by investment earnings or losses based upon the performance of the underlying investments selected by the participant from among alternatives selected by the plan administrator. Benefits under the Deferred Compensation Plan are generally not paid until the beginning of the year following the participant’s retirement or termination from the Company. Benefits can be received either as a lump sum payment or in annual installments based on the executive’s election made at least one year prior to retirement. The distribution elections are all made in accordance with Section 409A.

The following table shows the contributions, earnings and aggregate balance of total deferrals by our Named Executive Officers as of December 31, 2015.

	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings In Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance At Last Fiscal Year End
Name	($)(1)	($)(2)	($)	($)	($)

Kevin P. Riley	$38,478	$945	$(830)	$—	$40,957

Kevin J. Guenthner	16,159	164	(1,779)	—	380,497

Ed Garding	30,241	5,372	919	—	143,957

(1)

The amounts in the Executive Contributions in Last Fiscal Year column are included as salary and/or short-term incentives for each of the Named Executive Officers in the summary compensation table in the year the contribution was earned.

(2)

The amounts in Registrant Contributions in Last Fiscal Year column are included as other compensation for each of the Named Executive Officers in the summary compensation table in the year the contribution was earned.

2015 Other Compensation

We provide our Named Executive Officers with other compensation that the Compensation Committee believes is reasonable and consistent with the overall compensation program to better enable us to attract and retain superior employees for key positions. The compensation committee annually reviews the levels of other compensation provided to Named Executive Officers.

The Named Executive Officers participate in the following plans and programs along with health and group life and disability insurance. Additional benefits offered to the Named Executive Officers may include some or all of the following:

•	individual life insurance, as described below under “Endorsement Split Dollar and Survivor Income Benefits”;
•	payment of social club dues;
•	dividends on unvested restricted stock; and
•	use of a company automobile.

Endorsement Split Dollar and Survivor Income Benefits

We obtained a life insurance policy covering selected officers of First Interstate Bank. Under this policy, we receive all benefits payable upon death of the insured. An endorsement split dollar agreement has been executed with each of the insureds whereby $100,000 of the policy death benefit is payable to designated beneficiaries if the participant is employed by us at the time of death. Upon termination of employment, the policy remains in place and 100% of the policy death benefit is payable to the Company. Mr. Garding was covered under this type of endorsement split dollar agreement until his retirement. Mr. Huston was also covered under this type of endorsement split dollar agreement until his resignation.

We also obtained additional life insurance policies on selected officers of First Interstate Bank. Under these policies, we receive all benefits payable upon death of the insured. A survivor income agreement was executed with each of the insured officers whereby a survivor benefit of $150,000 is payable to designated beneficiaries if the participant is employed by us at the time of death. We have entered into this type of survivor income agreement with Mr. Riley and Mr. Guenthner.

Retirement and Related Plan

We maintain a profit sharing plan for all non-temporary employees. Contributions are made as authorized by the Board. Participants vest after three years of service. In addition, employees are permitted to defer a portion of their compensation into our profit sharing plan under a 401(k) feature, and we make limited matching contributions with respect to such deferrals.

Chief Executive Officer Total Compensation

The outside members of the Compensation Committee reviewed all components of the chief executive officer’s total compensation package. Mr. Riley replaced Mr. Garding as the Company’s President and Chief Executive Officer upon his September 23, 2015 retirement. The compensation paid to Mr. Riley and Mr. Garding during each of their tenure as chief executive officer was determined to be reasonable based on the review of our peers’ chief executive officer total compensation data. Mr. Riley’s and Mr. Garding’s compensation packages were larger than those granted to our other executives in recognition of the increased levels of responsibility and performance required of our chief executive officer.

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals unless certain conditions are met. We believe that compensation paid under the management incentive plans is generally fully deductible for federal income tax purposes.

Employment Agreements

Upon his appointment as President and Chief Executive Officer, the Company entered into an employment agreement with Mr. Riley. Under the terms of the employment agreement, Mr. Riley is entitled to annual base compensation of $525,000, the one-time award of 10,818 shares of the Company’s time-restricted Class A common stock vesting one-third on each of the first, second and third anniversaries of the grant date and additional benefits as are customarily offered to the Company’s executives, including paid time off, health insurance, pension, 401(k) and profit sharing plans or benefits, use of a company car and a social club membership.

Mr. Riley’s employment agreement provides for the establishment of a non-qualified defined contribution supplemental executive retirement plan (“SERP”), which became effective on January 1, 2016. The SERP provides for annual year-end contributions equal to 20% of Mr. Riley’s base salary and performance-contingent contributions of up to an additional 20% of base salary dependent upon achievement of established performance goals as determined by the Compensation Committee. Both annual contributions and performance-contingent contributions to the SERP are 0% vested until the fourth anniversary of the date of establishment, at which time the balance will become 50% vested. The SERP will vest 10% per year thereafter and become fully vested on the ninth anniversary of the date of establishment. The SERP is adjusted for investment earnings or losses based upon the performance of the underlying investments selected by Mr. Riley from among alternatives selected by the plan administrator.

Potential Payments Upon Termination or Change of Control

The amount of compensation payable to the Named Executive Officers upon voluntary termination, retirement, involuntary not-for-cause termination, termination following a change of control and in the event of disability or death of the executives is explained below. The amounts shown assume that such termination was effective as of December 31, 2015 and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the Named Executive Officers upon their termination. The actual amounts to be paid out can only be determined at the time of separation.

Payments Made Upon Termination

Regardless of the manner in which a Named Executive Officer’s employment is terminated, he or she is entitled to receive amounts earned during his term of employment. Such amounts include:

•	salary;
•	grants and awards received under our equity plans, subject to the vesting and other terms applicable to such grants and awards;
•	amounts contributed and vested under our profit sharing plan and deferred compensation plan; and
•	unused paid time off.

In its discretion, the Board, or the Chief Executive Officer (except with regard to any payments made on his behalf) may authorize payment of additional separation amounts for the Named Executive Officers. The Board may also accelerate the vesting of any unexercisable stock options or restricted stock awards outstanding at the time of termination. The amounts regarding applicable salaries, stock options, restricted stock awards, short-term incentives and deferred compensation for the most recent fiscal year ended December 31, 2015 are contained in the various tables included above.

Severance Payments

Except for the benefits listed under the heading “Payments Made Upon Termination” above, the Named Executive Officers are not entitled to any other severance benefits.

Payments Made Upon Retirement

In the event of retirement, the Named Executive Officers would be entitled to the benefits listed under the heading “Payments Made Upon Termination” above.

Payments Made Upon Death

In the event of death, in addition to the benefits listed under the heading “Payments Made Upon Termination” above, the estates or other beneficiaries of the Named Executive Officers are entitled to receive benefits under our group life insurance plan equal to the lesser of (i) 2.5 times their respective base salary or (ii) $300,000. For all Named Executive Officers, the applicable amount would be $300,000.

An additional $150,000 of survivor income benefit pursuant to life insurance policies covering selected officers of First Interstate Bank is available to the beneficiaries of Mr. Riley and Mr. Guenthner should death occur while they are employed by the Company.

Payments Made Upon Disability

In the event of disability, in addition to the benefits listed under the heading “Payments Made Upon Termination” above, the Named Executive Officers are entitled to receive benefits under our group disability plan which generally provides for 60% of pre-disability earnings up to a maximum of $13,000 per month. For each of the Named Executive Officers the applicable amount would be $13,000 per month.

Payments Made Upon a Change of Control

Mr. Riley’s employment agreement contains change in control provisions entitling Mr. Riley to cash severance equal to 1.5 times base salary plus bonus if he is involuntarily terminated or resigns for good reason during the six months prior to or in the twenty-four months following a change in control of the Company. This arrangement does not include any gross up for excise tax imposed as a result of severance or other payments made in connection with a change in control. Named Executive Officers, other than Mr. Riley, are not entitled to any payment resulting from a change in control.

In addition, our 2015 Equity Incentive Plan contains double trigger change in control provisions under which awards to participants, including the Named Executive Officers, are subject to accelerated vesting if the participant is involuntarily terminated or resigns for good reason during the twenty-four months following a change in control of the Company.

Director Compensation

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties as well as the skill level required by us with respect to members of the Board.

During 2015, each director, other than Ed Garding, Kevin P. Riley, Thomas W. Scott and James R. Scott, received an annual retainer valued at $41,750, with at least $21,750 of that being paid in the form of equity and the remaining $20,000 paid in the form of cash or common stock at the Director’s election.

Each director serving on the Audit Committee received fees of $1,000 per committee meeting attended. The Audit Committee chairperson also received an additional annual retainer, in cash or equity, of $2,500. Each director serving on committees other than the Audit Committee, with the exception of Ed Garding, Kevin P. Riley, Thomas W. Scott and James R. Scott, received fees of $1,000 per board meeting attended and $750 per committee meeting attended. Committee chairpersons received an annual retainer, in cash or equity, of $7,500.

Thomas W. Scott received an annual retainer of $323,057, paid bi-weekly, for his services as Chairman of the Board. James R. Scott received an annual retainer of $338,436, paid bi-weekly, for services as Executive Vice Chairman of the Board. Both Thomas W. Scott and James R. Scott received one-third of their retainers in the form of stock. These retainers were in lieu of all director fees and other retainers described above. The retainer paid to Mr. Thomas Scott recognizes his work on executive succession planning, assistance provided to Company management in monitoring problem loans and non-performing assets and travel to branch banking offices to meet with and communicate expectations to the advisory boards of our Bank branches. The retainer paid to James R. Scott recognizes his work in providing an interface between the Board and our management, oversight of strategic planning, leadership of the Board in capital planning, deployment and the creation of shareholder value, executive succession planning and community visibility.

Directors are reimbursed for ordinary expenses incurred in connection with attending board and committee meetings. Directors are also eligible for group medical insurance coverage at the director’s option. Under our deferred compensation plan, directors may elect to defer any cash portion of director’s fees until an elective distribution date or the director’s retirement, disability or death.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Options Awards ($)	All Other Compensation ($)	Total ($)

Thomas W. Scott(2)	$218,077	$104,980	$—	$10,313	$333,370
James R. Scott(2)	228,462	109,974	—	10,313	348,749
Ed Garding(3)	—	—	—	—	—
Kevin P. Riley(4)	—	—	—	—	—
Steven J. Corning	34,000	35,481	—	—	69,481
Dana L. Crandall	39,500	21,741	—	—	61,241
David H. Crum	20,500	41,744	—	—	62,244
William B. Ebzery	43,250	21,741	—	—	64,991
Charles E. Hart, M.D.	33,250	35,481	—	—	68,731
Charles M. Heyneman(5)	33,500	21,741	—	119,974	175,215
John M. Heyneman, Jr.	38,000	21,741	—	—	59,741
David L. Jahnke	47,500	21,741	—	—	69,241
Ross E. Leckie	51,250	21,741	—	—	72,991
Jonathan R. Scott(5)	28,750	25,741	—	211,981	266,472
Randall I. Scott(2)	35,000	21,741	—	13,931	70,672
Michael J. Sullivan	35,750	21,741	—	—	57,491
Teresa A. Taylor	44,750	21,741	—	—	66,491
Theodore H. Williams	27,250	41,744	—	—	68,994

(1)

The amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Because of the limited number of stock awards granted to non-employee directors, the number of outstanding stock awards held by the directors at December 31, 2015 was not materially different from the amounts reflected in the relevant footnotes to the Beneficial Ownership Table included herein under the heading “Security Ownership of Certain Beneficial Owners and Management.”

(2)	The amounts in All Other Compensation include reimbursements for group medical insurance coverage.

(3)

Mr. Garding received no compensation for serving as a director, but he was compensated in his capacity as our President and Chief Executive Officer from January 1, 2015 through September 22, 2015 and as a Senior Project Management Officer through December 31, 2015.

(4)

Mr. Riley received no compensation for serving as a director, but he was compensated in his capacity as our Executive Vice President and Chief Financial Officer from January 1, 2015 through September 22, 2015 and as our President and Chief Executive Officer from September 23, 2015 through December 31, 2015.

(5)	The amounts in All Other Compensation include reimbursements for group medical insurance coverage and compensation as an employee of the Company.

Director Stock Ownership Guidelines

Under our stock ownership guidelines, each director is expected to acquire and maintain ownership of our common stock equal in value to five times his or her annual cash retainer. Stock holdings are measured at the end of each year using the year’s closing stock price. Each director is expected to meet the ownership guidelines by the later of January 1, 2017 or five years from the date he or she became a director. While the directors are not required to meet the recommended level of holding until January 1, 2017 at the earliest, all directors with the exception of two recently elected directors have met the recommended levels of stock ownership.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transaction Policy

Our Board has adopted a related person transaction policy that is applicable to our executive officers, directors and certain entities and individuals related to such persons. The policy, as amended, generally provides that we will not enter into any transactions with related parties unless such transaction(s) are (1) reviewed after disclosure of the relevant facts and circumstances, including any benefits to the Company and the terms of any comparable products or services provided by unrelated third parties, and (2) determined to be in the best interests of the Company and our shareholders, as approved by the independent directors of our Governance & Nominating Committee. The policy also provides that the chairman of such committee, who is an independent director, has delegated authority to approve such transaction(s) in certain circumstances, subject to ratification by the independent directors of the Governance & Nominating Committee. The policy does not apply to loan and credit transactions to directors and executive officers that are covered by Regulation O adopted by the Federal Reserve.

All of the ongoing related party transactions described below were reviewed and approved by the independent directors of the Governance & Nominating Committee in accordance with the policy.

Related Party Transactions

We conduct banking transactions in the ordinary course of business with related parties, including directors, executive officers, shareholders and their associates, on the same terms as those prevailing at the same time for comparable transactions with unrelated persons and that do not involve more than a normal risk of collectability or present other unfavorable features.

Certain executive officers, directors and greater than 5% shareholders of ours and certain entities and individuals related to such persons, incurred indebtedness in the form of loans, as customers, of $33.0 million as of December 31, 2015. During 2015, new loans and advances on existing loans of $7.4 million were funded and loan repayments totaled $7.3 million. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to us.

We lease an aircraft from an entity wholly-owned by Thomas W. Scott, the former chairman of our Board who retired in January 2016. Under the terms of the lease, we pay a fee for each flight hour plus certain third party operating expenses related to the aircraft. During 2015, we paid total fees and operating expenses of $332 thousand for our use of the aircraft. In addition, we lease a portion of our hanger and provide pilot services to the related entity. During 2015, we received payments from the related entity of $64 thousand for hanger use, pilot fees and reimbursement of certain third party operating expenses related to Mr. Scott’s personal use of the aircraft.

We also lease an aircraft from an entity wholly-owned by James R. Scott, current chairman of our Board. Under the terms of the lease, we pay a fee for each flight hour plus certain third party operating expenses related to the aircraft. During 2015, we paid total fees and operating expenses of $28 thousand for our use of the aircraft. In addition, we lease a portion of our hanger and provide pilot services to the related entity. During 2015, we received payments from the related entity of $23 thousand for hanger use, pilot fees and reimbursement of certain third party operating expenses related to Mr. Scott’s personal use of the aircraft.

We lease an aircraft from an entity owned 50% by Jonathan R. Scott, a director and employee. Under the terms of the lease, we pay a fee for each flight hour plus certain operating costs for the use of the aircraft. During 2015, we paid total fees and operating expense of $27 thousand for our use of the aircraft.

James R. Scott, current chairman and former executive vice-chairman of our Board, Thomas W. Scott, former chairman of our Board, four of our directors, John M. Heyneman, Jr., Charles M. Heyneman, Jonathan R. Scott and Randall I. Scott, a director nominee, James R. Scott, Jr., and one greater than 5% shareholder, Homer A Scott, Jr., each has a 2.5% interest in Scott Family Services, Inc. (“SFS”), which provides professional services that benefit us and the Scott Family. In addition, Randall I. Scott is the chairman of the board of directors of SFS. Services provided for our benefit include shareholder education and communication, strategic enterprise planning and corporate governance consultation. During 2015, we paid $210 thousand for these services. SFS reimburses us for all salaries, wages and employee benefits expenses incurred by us on its behalf for personnel.

Conflict of Interest Policy

On an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire that requires disclosure of any transactions with our Company in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. Under our code of personal conduct, all employees, including executive officers, are expected to avoid conflicts of interest. Pursuant to our code of ethics for the chief executive officer and senior finance officers, such officers are prohibited from engaging in activities that are or may appear to be a conflict of interest unless a specific, case-by-case exception has first been reviewed and approved by the Board. All of our directors are subject to the Board’s governance standards that include a code of ethics and conduct guide requiring the directors to avoid conflicts of interest.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Solicitation Information

This proxy statement, the accompanying proxy card and the annual report on Form 10-K are being made available to our shareholders on the Internet at www.astproxyportal.com/ast/40019/ on or about April 4, 2016. Our Board is soliciting your proxy to vote your shares at the annual meeting of shareholders to be held on May 25, 2016. The Board is soliciting your proxy to give all shareholders the opportunity to vote on matters that will be presented at the annual meeting. This proxy statement provides you with information on these matters to assist you in voting your shares.

We are pleased to take advantage of the SEC e-proxy rules that allow companies to post their proxy materials on the internet. We will be able to provide our shareholders with the information they need while lowering the cost of the delivery of materials and reducing the environmental impact of printing and mailing hard copies. As permitted by the SEC rules, we are sending a Notice of Internet Availability of Proxy Materials, or the Notice, to our shareholders on or about April 4, 2016. All shareholders will have the ability to access the proxy materials on the website referred to above and in the Notice. Shareholders will also have the ability to request a printed set of the proxy materials. Instructions on how to access the proxy materials on the internet or to request a printed copy may be found in the Notice. Instructions on how to vote your shares and how to download a proxy card for voting at the annual meeting will also be contained in the Notice.

What is a proxy?

A proxy is your legal designation of another person to vote on your behalf. By completing and returning the proxy card, you are giving the persons designated in the proxy the authority to vote your shares in the manner you indicate on the proxy card.

Why did I receive more than one proxy card?

While we have attempted to consolidate your holdings onto one proxy card, you may receive multiple proxy cards if you hold your shares in different ways (e.g., joint tenancy, trusts, custodial accounts) or in multiple accounts. In addition, if your shares are held by a broker or trustee, you will receive your proxy card or other voting information from your broker or trustee. You should vote on and sign each proxy card you receive.

Who pays the cost of this proxy solicitation?

We pay the costs of soliciting proxies. Upon request, we will reimburse brokers, banks, trusts and other nominees for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of our common stock.

Is this proxy statement the only way that proxies are being solicited?

In addition to these proxy materials, certain of our directors, officers and employees may solicit proxies by telephone, facsimile, e-mail or personal contact. They will not be specifically compensated for doing so.

Voting Information

Who is qualified to vote?

You are qualified to receive notice of and to vote at the annual meeting if you owned shares of our Class A or Class B common stock as of the close of business on our record date of March 18, 2016.

How many shares of common stock may vote at the annual meeting?

As of the record date, there were 20,999,392 shares of Class A common stock outstanding and entitled to vote and 23,700,619 shares of Class B common stock outstanding and entitled to vote at our annual meeting. Our Class A common stock and our Class B common stock are referred to collectively as our “common stock.”

How are votes counted?

The proxies appointed by the Board will vote your shares as you instruct on your proxy. Each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to five votes on all matters submitted to a vote of shareholders. Holders of Class A common stock and Class B common stock vote together as a single class on all matters (including the election of directors) submitted to a vote of shareholders, unless otherwise required by law.

Is there a quorum requirement?

For the annual meeting to be valid, there must be a quorum present. A quorum requires that more than 50% of the voting power of our issued and outstanding common stock be represented at the meeting, whether in person or by proxy.

What is the difference between a “shareholder of record” and other “beneficial” holders?

These terms describe how your shares are held. If your shares are registered directly in your name, you are a “shareholder of record.” If your shares are held in the name of a broker, bank, trust or other nominee as a custodian, you are a “beneficial” holder.

How do I vote my shares?

If you are a “shareholder of record,” you can vote your proxy:

•	via internet at www.voteproxy.com;
•	via telephone by calling 1-800-PROXIES in the United States or 1-718-921-8500 in foreign countries;
•	by mailing in the proxy card that will be sent to you by mail or that you may download from the website referred to in the Notice; or
•	by designating another person to vote your shares with your own form of proxy.

Please refer to the specific instructions set forth on the proxy card. We encourage you to vote electronically or by telephone. If you are a “beneficial” holder, your broker, bank, trust or other nominee will provide you with materials and instructions for voting your shares.

Can I vote my shares in person at the annual meeting?

If you are a “shareholder of record,” you may vote your shares in person at the annual meeting. If you are a “beneficial” holder, you must obtain a proxy from your broker, bank, trust or other nominee giving you the right to vote the shares at the annual meeting.

What is the Board’s recommendation on how I should vote my shares?

Proposal One - the Board recommends that you vote your shares FOR the election of each of the five director nominees.

Proposal Two - the Board recommends you vote your shares FOR ratification of the appointment of RSM US, LLP as our independent registered public accounting firm for the year ending December 31, 2016.

How will my shares be voted if I do not specify how they should be voted?

If you sign and return your proxy card without indicating how you want your shares to be voted, the proxies appointed by the Board will vote your shares FOR the election of all five director nominees and FOR the ratification of the appointment of RSM US, LLP as our independent registered public accounting firm for the year ending December 31, 2016.

Can my broker vote my shares for the proposal regarding the election of directors?

A broker or other entity holding shares for an owner in street name may vote for routine proposals without receiving voting instructions from the owner under certain circumstances. A broker or other entity may vote on non-routine proposals only if the owner has provided voting instructions. A broker non-vote occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the owner does not provide any voting instructions. The only routine matter in this proxy statement is Proposal Two to ratify the appointment of our independent registered public accounting firm. Proposal One to elect the director nominees is a non-routine matter. Therefore, if we receive a proxy card with a broker non-vote, your proxy will be voted for Proposal Two and it will not be included in determining the number of votes cast with regard to Proposal One. It is important that you instruct your broker as to how you wish to have your shares voted on each proposal, even if you wish to vote as recommended by the Board.

How are votes withheld, abstentions and broker non-votes treated?

Votes withheld and abstentions are deemed as “present” at the annual meeting, are counted for quorum purposes, and except for voting on directors, will have the same effect as a vote against a matter. Broker non-votes, if any, while counted for general quorum purposes, are not deemed to be “present” with respect to any matter for which a broker does not have authority to vote.

How do I change or revoke my proxy?

After voting you may change your vote one or more times, or you may revoke your proxy, at any time before the vote is taken at the annual meeting. You may revoke your proxy by doing one of the following:

•	sending a written notice of revocation to our corporate secretary that is received prior to the annual meeting, stating that you revoke your proxy;
•	signing a later-dated proxy card and submitting it so that it is received prior to the annual meeting in accordance with the instructions included in the proxy card(s);
•	voting again via the internet or by telephone using the instructions described in the Notice; or
•	attending the annual meeting and voting your shares in person.

What vote is required?

With respect to Proposal One to elect the director nominees, a majority of votes are needed to elect a director. This means that the five nominees for director must each respectively receive affirmative votes of 50% or more of the votes cast to be elected. Neither a vote to abstain nor a broker non-vote will count as a vote cast “FOR” or “AGAINST” a director nominee. A vote to abstain or a broker non-vote will have no direct effect on the outcome of the election of directors.

With respect to Proposal Two to ratify the appointment of RSM US, LLP as our independent registered public accounting firm for the year ending December 31, 2016, ratification will be approved by the shareholders if the votes cast in favor of the matter exceed the votes cast in opposition. Abstentions will be treated as a vote cast and will have the same effect as a vote “AGAINST” this proposal.

Who will count the votes?

Representatives from American Stock Transfer & Trust Company, LLC will count the votes and serve as our inspectors of election. The inspectors of election will be present at the annual meeting.

What if I have further questions?

If you have any further questions about voting your shares or attending the annual meeting, please contact our corporate secretary, Kirk D. Jensen, at (406) 255-5304, or e-mail: Kirk.Jensen@fib.com.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, during the year ended December 31, 2015, our directors, executive officers and greater than 10% shareholders complied with all Section 16(a) filing requirements with the following exceptions: Jonathan R. Scott, a director and employee of the Company, failed to report on a timely basis the November 21, 2014 sale of 100 shares of Class A common stock at a price of $28.04 per share and the November 5, 2015 sale of 184 shares of Class A common stock at a price of $29.10 per share. These transactions were subsequently reported on February 17, 2016.

SHAREHOLDER PROPOSALS

The rules of the SEC permit shareholders of a company, after timely notice to the company, to present proposals for shareholder action in the company’s proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by company action in accordance with the SEC’s proxy rules. Our 2017 annual meeting of shareholders is expected to be held on or about May 24, 2017, and proxy materials in connection with that meeting are expected to be mailed on or about April 7, 2017. The deadline for submission of shareholder proposals pursuant to Rule 14a-8 under the Exchange Act for inclusion in our proxy statement for our 2017 annual meeting of shareholders is December 9, 2016, which is 120 days prior to the anniversary of the mailing date for our proxy materials.

Additionally, under the terms of our bylaws, shareholders who wish to present an item of business at the 2017 annual meeting must provide notice to the corporate secretary at our principal executive offices not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to May 25, 2016, which will be the one-year anniversary of our 2015 annual meeting. If we do not receive notice of a shareholder proposal in advance of such date, such proposal will be considered untimely pursuant to Rules 14a-4 and 14a-5(e) and the persons named in proxies solicited by the Board for our 2017 annual meeting of shareholders may exercise discretionary voting power with respect to such proposal.

OTHER MATTERS

We know of no matters other than as contained in the Notice of Annual Meeting of Shareholders to be brought before the meeting. The enclosed proxy, however, gives discretionary authority in the event that any additional matters should be duly presented.

Any shareholder may obtain without charge a copy of our Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2015, which includes our audited financial statements. Written requests for a copy of our Annual Report on Form 10-K should be addressed to Nancy Fendley, First Interstate BancSystem, Inc., P.O. Box 30918, Billings, Montana 59116-0918.

BY ORDER OF THE BOARD OF DIRECTORS

Kirk D. Jensen
Secretary

Billings, Montana

April 4, 2016

ANNUAL MEETING OF SHAREHOLDERS OF

FIRST INTERSTATE BANCSYSTEM, INC.

May 25, 2016

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at http://www.astproxyportal.com/ast/40019/

  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

¢	00003333330000000000 3	052516

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” EACH OF THE NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of Directors
Nominees
		FOR	AGAINST	ABSTAIN
	(1) David H. Crum	☐	☐	☐

	(2) William B. Ebzery	☐	☐	☐

	(3) James R. Scott, Jr.	☐	☐	☐

	(4) Jonathan R. Scott	☐	☐	☐

	(5) Theodore H. Williams	☐	☐	☐

	2. Ratification of RSM US, LLP as our Independent Registered Public Accounting Firm for 2016	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢